Exhibit 2.3

SALE AGREEMENT

between

SANTOS QNT PTY LTD

ACN 083 077 196

and

SANTOS LIMITED

ACN 007 550 923

(together the Santos Entities)

and

MAGELLAN PETROLEUM (NT) PTY LTD

ACN 009 718 183

(Magellan)

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1
	1.1	Definitions	1
	1.2	Interpretation	8

2.	CONDITIONS		10
	2.1	Conditions Precedent	10
	2.2	Reasonable endeavours	10
	2.3	Waiver	11
	2.4	Obligations to notify	11
	2.5	Termination	11
	2.6	Rights on termination	11

3.	SALE AND PURCHASE		12
	3.1	Agreement to sell Magellan Sale Interests	12
	3.2	Agreement to sell Santos Sale Interests	12
	3.3	Waiver of pre-emptive rights	12
	3.4	Benefit, Title and Risk	12

4.	CONSIDERATION		13
	4.1	Magellan Consideration	13
	4.2	Santos Consideration	13
	4.3	Satisfaction of Magellan Consideration	13
	4.4	Satisfaction of Santos Consideration	13
	4.5	Set Off	14
	4.6	Payment method	14
	4.7	Purchase Price Allocation	14

5.	BEFORE COMPLETION		14
	5.1	Conduct Before Completion	14
	4.2	Mereenie Operating 3D Seimic	15

6.	TERMINATION		15
	6.1	Termination by Santos	15
	6.2	Termination by Magellan	16
	6.3	No other right to terminate or rescind	16

7.	COMPLETION		16
	7.1	Time and location of Completion	16
	7.2	Completion	16
	7.3	Obligations interdependent	17

8.	ALLOCATION OF LIABILITIES		17
	8.1	Losses arising before Calculation Time	17
	8.2	Losses arising on and after Calculation Time	18
	8.3	Wharfage Fee Dispute	18

9.	ADJUSTMENTS BETWEEN EFFECTIVE DATE AND COMPLETION DATE		19
	9.1	Effective Date Adjustments	19
	9.2	Magellan Sale Interests	19
	9.3	Santos Sale Interests	19

10.	ADJUSTMENT STATEMENTS		20
	10.1	Preparation of Statement	20

Sale Agreement

	10.2	Content of Statement	20
	10.3	Adjustment Statement	20
	10.4	Agreement	20
	10.5	Failure to Agree	20
	10.6	No Referral	20
	10.7	Determination by Independent Accountant	21
	10.8	Interest on Late Payments	22

11.	BONUS PAYMENT		22
	11.1	Bonus Amount	22
	11.2	Once off payment	22
	11.3	Determination of 90 Day Average Net Sales	22
	11.4	Payment Date	23
	11.5	Records and Information	23
	11.6	Audited records	23
	11.7	Interest on Late Payments	24
	11.8	Example	24

12.	TRANSFERS AND RELEASES		24

13.	GENERAL CONDUCT AFTER COMPLETION		25
	13.1	Magellan Sale Interests	25
	13.2	Santos Sale Interests	26
	13.3	Conduct until the Sale Interests are registered	27

14.	AREA D AND AREA F AGGREGATED ROYALTIES		27
	14.1	Acknowledgement	27
	14.2	Indemnity	27

15.	SELLER PARTY WARRANTIES AND INDEMNITY		27
	15.1	Seller Party	27
	15.2	Seller Warranties	28
	15.3	Seller Party indemnity	28
	15.4	Effect of payment	28

16.	LIMITATION OF LIABILITY		28
	16.1	Exclusion of liability	28
	16.2	Acknowledgements	28
	16.3	Release	29
	16.4	Maximum aggregate amount	29
	16.5	Threshold limit	29
	16.6	Time Limits	29
	16.7	Other limits	30
	16.8	Mitigation of Loss	31
	16.9	Tax benefits or credits received by the Buyer Party	31

17.	PROCEDURE FOR DEALING WITH CLAIMS		31
	17.1	Notice of Claims	31
	17.2	Conduct of Claims	31

18.	BUYER PARTY WARRANTIES & INDEMNITY		33
	18.1	Buyer Warranties	33
	18.2	Buyer Party indemnity	33

19.	GOODS AND SERVICES TAX AND PETROLEUM RESOURCE RENT TAX		33
	19.1	Definitions	33

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	19.2	Supply of a going concern	33
	19.3	No GST in any payments	34
	19.4	Addition of GST	34
	19.5	Timing of payment of GST	34
	19.6	Adjustment events	34
	19.7	Payment by reimbursement or indemnity	34
	19.8	Petroleum Resource Rent Tax	34

20.	CONFIDENTIALITY		35
	20.1	General obligation	35
	20.2	Agreement on press announcements	36
	20.3	Continuing obligation	36
	20.4	Confidentiality obligations of each Seller Party	36

21.	REPRESENTATIVES		36
	21.1	Santos Entities	36
	21.2	Magellan	36

22.	CONTINUING OBLIGATIONS		37
	22.1	No Merger	37
	22.2	Survival	37

23.	GENERAL		37
	23.1	Notices	37
	23.2	Santos Entities address	38
	23.3	Magellan’s address	38
	23.4	Duty	38
	23.5	Costs	39
	23.6	Governing law and jurisdiction	39
	23.7	Severability	39
	23.8	Further assurance	39
	23.9	Rights, powers and remedies	39
	23.10	Amendment	40
	23.11	Assignment	40
	23.12	Counterparts	40
	23.13	Entire understanding	40
	23.14	Execution by attorney	41
	23.15	Time of the Essence	41

SCHEDULE 1	42

Sale Interests	42

SCHEDULE 2	43

Working Interests	43

SCHEDULE 3	48

Conditions	48

SCHEDULE 4	49

Completion Steps	49

SCHEDULE 5	50

Warranties	50

Sale Agreement

SCHEDULE 6	52

Bonus Amount	52

SCHEDULE 7	55

Adjustment Statement	55

ANNEXURE A	57

Joint Venture Contracts Pro-Forma Transfer	57

ANNEXURE B	57

Permits Pro-Forma Transfer	57

ANNEXURE C	57

Property Interests – Pro Forma Transfer	57

ANNEXURE D	57

Royalty Obligations Pro-Forma Transfer	57

Sale Agreement

THIS AGREEMENT is made on 14 September 2011

between	SANTOS QNT PTY LTD ACN 083 077 196 of c/- 60 Flinders Street, ADELAIDE SA 5000 (SANTOS QNT)

and	SANTOS LIMITED ACN 007 550 923 of c/- 60 Flinders Street, ADELAIDE SA 5000 (SANTOS LTD) (together the Santos Entities)

and	MAGELLAN PETROLEUM (NT) PTY LTD ACN 009 718 183 of 10th Floor, 145 Eagle Street, BRISBANE, QUEENSLAND 4000 (Magellan)

RECITALS

A.	The Magellan Sale Interests are legally and beneficially owned by Magellan.

B.	The Santos Sale Interests are legally and beneficially owned by the Santos Entities in the proportions described in Schedule 1.

C.	Magellan has agreed to sell the Magellan Sale Interests to Santos QNT and Santos QNT has agreed to buy the Magellan Sale Interests from Magellan on the basis set out in this Agreement.

D.	The Santos Entities have agreed to sell the Santos Sale Interests to Magellan and Magellan has agreed to buy the Santos Sale Interests on the basis set out in this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context requires otherwise:

90 Day Average Net Sales means the daily volume of net sales of Petroleum from the Permits forming part of the Mereenie Operating Joint Venture as at the date of this Agreement (being Petroleum Leases Number 4 and 5 as administered under the Petroleum (Prospecting & Mining) Act 1981 (NT), as continued in force by the Petroleum Act) and any substitute or renewal leases or licences or other tenements or rights permitting the production of natural gas from the area the subject of those Permits calculated on a ‘barrels of oil equivalent basis’ (on a conversion rate of 1 barrel of oil being equivalent to 5.816 GJ), averaged over a period of 90 consecutive days.

Accounting Standards means the accounting procedure set out in the relevant Joint Venture Agreement relevant to the Sale Interest.

Adjustment Amount means the Magellan Sale Interests Adjustment Amount or the Santos Sale Interests Adjustment Amount as the context requires.

Adjustment Date means the date which is 10 Business Days after all Adjustment Statements become binding on the Parties under clause 10.

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Adjustment Statements means each Adjustment Statement prepared under clause 10, which for the avoidance of doubt will include an Adjustment Statement for the Magellan Sale Interests and an Adjustment Statement for the Santos Sale Interests.

Area D Aggregated Royalty means the 3.25% overriding royalty granted in favour of Jarl Pty Ltd (1.1375%), Exoil NL (0.6825%), Oil Drilling & Exploration (NT) Pty Ltd (0.446875%), Transoil (Qld) Pty Ltd (0.29250%), Port Kembla Oil and Gas Limited (0.203125%) and Canso Resources Limited (0.4875%) in respect of petroleum produced from the Petroleum Lease No. 5 Permit (formerly known as Area D of OP43) which forms part of the Mereenie Operating Joint Venture, by deed dated 1 December 1964.

Area F Aggregated Royalty means the 3.25% overriding royalty granted in favour of Jarl Pty Ltd (0.975%), Exoil NL (0.6825%), Oil Drilling & Exploration (NT) Pty Ltd (0.446875%), Transoil (Qld) Pty Ltd (0.29250%), Port Kembla Oil and Gas Limited (0.203125%) and Canso Resources Limited (0.65%) in respect of petroleum produced from the Petroleum Lease No. 4 Permit (formerly known as Area F of OP56) which forms part of the Mereenie Operating Joint Venture, by deed dated 1 December 1964.

Agreement means this document, including any schedule and annexure to it.

Approved means approved by the relevant Governmental Agency in accordance with section 72 of the Petroleum (Prospecting & Mining) Act (NT); section 93 or section 96 of the Petroleum Act; or section 46 or section 49 of the Energy Pipelines Act (NT) 1983 (as applicable).

Bank Bill Rate in respect of a day on which interest is to be calculated, means the annual percentage rate equivalent to the 3-month bank bill swap rate as published in the most recent Monday edition of The Australian newspaper, or if not able to be so determined, then the 3-month bank bill swap rate under the heading “AVERAGE BID RATE” which is quoted on the page numbered “BBSY” (or any page replacing that page) of the Reuters Monitor System at or about 10:00 hours (Sydney time) on that day, or if not able to be so determined, then the 3-month bank bill swap rate until the heading “BID” as published by Bloomberg quoted on page code MMR2 (or any page replacing that page) at or about 10:00 hours (Sydney time) on that day.

Bonus Amount has the meaning set out in 11.1.

Bonus Payment Date means:

(a)	in respect of each Royalty Report delivered prior to Completion, the Completion Date; and

(b)	in respect of each Royalty Report delivered after Completion, 20 Business Days after delivery of the Royalty Report.

Bonus Period means a period of 20 years from the Effective Date.

Business Day means a day on which the banks are open for business in Adelaide and Perth other than a Saturday, Sunday or public holiday in such place.

Buyer Party means:

(a)	in respect of the Magellan Sale Interests, Santos QNT; and

(b)	in respect of the Santos Sale Interests, Magellan.

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Buyer Warranties means the warranties set out in item 1 of Schedule 5 given by each Buyer Party.

Calculation Time means 11:59pm on the date immediately preceding the Effective Date.

Claim includes any claim, notice, Demand, action, proceeding or litigation (including in respect of any Loss) however arising, whether based in contract, tort or statute and whether involving a third party or a Party .

Completion means completion of the sale and purchase of the Working Interests in accordance with clause 7.

Completion Date means 5 Business Days following the satisfaction of the Conditions, unless otherwise agreed in writing by the Santos Representative and Magellan Representative.

Completion Steps means the steps to be taken on Completion set out in Schedule 4.

Conditions means the conditions set out in Schedule 3.

Consideration means the Magellan Consideration as described in clause 4.1 or the Santos Consideration as described in clause 4.2, as applicable.

Corporations Act means the Corporations Act 2001 (Cth).

Cut-Off Date means 22 June 2012.

Demand means a written notice of, or a demand for, an amount payable, or for any other action.

Dingo Joint Venture means the joint venture for the exploration of gas governed by the Dingo Operating Agreement.

Dingo Operating Agreement means the document titled Amadeus Operating Agreement establishing the Dingo Joint Venture dated 20 November 1986 as set out in item 4.3(a) of Schedule 2.

Duty means any stamp, transaction or registration duties or fee, or similar charge, imposed by any Governmental Agency, and includes any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax.

Effective Date means 1 July 2011.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset including any retention of title or preferential right; or

(b)	created or otherwise arising in or over any interest in any asset under any form of security whatsoever including a bill of sale, contract or set-off, mortgage, charge, lien, pledge, trust or power, whether registered or unregistered and including, but not limited to, any agreement to grant or create any of the above and any caveat over any Permits or Property Interests.

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Environmental Liability means any Loss relating to:

(a)	damage to the environment in connection with the operation of the relevant Sale Interests;

(b)	environmental clean-up relating to the relevant Sale Interests;

(c)	remediation, rehabilitation and reclamation in relation to the relevant Sale Interests; and

(d)	contamination of or from, or pollution from, any part of the relevant Sale Interests.

Event means any event, occurrence, transaction, act or omission (or deemed event, occurrence, transaction or omission).

Gas Sales Agreement has the meaning set out in item 3 of Schedule 3.

Governmental Agency means any government or governmental, semi-governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity and includes a Taxation Authority.

GST means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Exclusive Consideration has the meaning set out in clause 19.3.

GST Law has the same meaning as in the GST Act.

Immediately Available Funds means:

(a)	cash;

(b)	bank cheque; or

(c)	telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Independent Accountant means the accountant appointed for the purposes of clause 10.7.

Insolvency Event means the occurrence of any one or more of the following events in relation to any Party to this Agreement:

(a)	a meeting has been convened, resolution proposed, petition presented or order made for the winding up of that party;

(b)	a receiver, receiver and manager, provisional liquidator, liquidator, or other officer of the Court, or other person of similar function has been appointed in relation to all or any material asset of the party;

(c)	a security holder, mortgagee or charge has taken attempted or indicated an intention to exercise its rights under any security of which the party is the security provider, mortgagor or charger; or

(d)	an event has taken place with respect to the party which would make, or deem it to be, insolvent under any law applicable to it.

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Joint Venture means each of the Mereenie Operating Joint Venture, the Palm Valley Joint Venture, the Dingo Joint Venture and the Mereenie Pipeline Joint Venture, and Joint Ventures means all of them.

Joint Venture Agreements means the Mereenie Operating Joint Venture Agreement, the Palm Valley Joint Venture Agreement, the Dingo Joint Venture Agreement and the Mereenie Pipeline Joint Venture Agreement.

Joint Venture Contracts means in respect of each Joint Venture the agreements and contracts detailed in Schedule 2.

Loss means any damage, loss, cost, charge, expense or liability however arising (including contractual, tortuous, legal, equitable loss or loss pursuant to statute).

Magellan means Magellan Petroleum (NT) Pty Ltd ACN 009 718 183.

Magellan Assumed Liabilities means all costs, charges, expenses, taxes, liabilities and obligations in respect of the Santos Sale Interests including all costs, charges, expenses, taxes, liabilities and obligations of the Santos Entities which accrue or relate to the period on and after the Effective Date in respect of such of the Permits, Property Interest, Joint Venture Contracts and Royalty Obligations as are set out in items 3 and 4 of Schedule 2.

Magellan Consideration has the meaning set out in clause 4.1.

Magellan Mereenie Operating Interest means the 35% working interest in the Mereenie Operating Joint Venture held by Magellan consisting of the interests, entitlements, rights, obligations and liabilities, Records and Plant and Equipment described in item 1 of Schedule 2.

Magellan Mereenie Pipeline Interest means the 35% working interest in the Mereenie Pipeline Joint Venture held by Magellan consisting of the interests, entitlements, rights, obligations and liabilities, Records and Plant and Equipment described in item 2 of Schedule 2.

Magellan Representative means the Company Secretary of Magellan from time to time, and who, at the date of execution of this Agreement, is Bruce McInnes, or any other person as notified by Magellan to the Santos Entities.

Magellan Sale Interests means the:

(a)	Magellan Mereenie Operating Interest; and

(b)	Magellan Mereenie Pipeline Interest,

held by Magellan.

Magellan Sale Interests Adjustment Amount has the meaning set out in item 1 of Schedule 7.

Magellan Sale Interests Base Purchase Price has the meaning set out in item 2.1 of Schedule 1.

Magellan Transfer Documents has the meaning set out in clause 12(a).

Mereenie Operating Agreement means the joint operating agreement establishing the Mereenie Operating Joint Venture dated 27 April 1984 as set out in item 1.3(a) of Schedule 2.

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Mereenie Operating Joint Venture means the joint venture for the production of oil and gas from the Mereenie oil and gas field governed by the Mereenie Operating Agreement.

Mereenie Pipeline Agreement means the Mereenie Pipeline Construction Joint Venture Agreement establishing the Mereenie Pipeline Joint Venture dated 26 June 1985 as set out in item 2.3(a) of Schedule 2.

Mereenie Pipeline Joint Venture means the joint venture for the construction and operation of the Mereenie oil pipeline as governed by the Mereenie Pipeline Agreement.

Palm Valley Joint Venture means the joint venture for the production of gas from the Palm Valley gas field governed by the Palm Valley Operating Agreement.

Palm Valley Operating Agreement means the joint operating agreement establishing the Palm Valley Joint Venture dated 2 April 1985 as set out in item 3.3(a) of Schedule 2.

Parties means Santos QNT, Santos Ltd and Magellan and Party means any one of them

Petroleum has the meaning set out in section 5(1) of the Petroleum Act.

Petroleum Act means Petroleum Act (Northern Territory) 1984.

Permits means the statutory permits, licences or leases set out in items 1.1, 2.1, 3.1 and 4.1 of Schedule 2.

Personnel means the officers, employees, contractors (including sub-contractors and their employees), professional advisers, representatives and agents of a person.

Plant and Equipment means all plant, machinery, spare parts, tools, equipment and tangible chattels (including any pipelines, inventory, wells, wellbores and casing) owned and used by a Seller Party in connection with the relevant Permits as set out in items 1.4, 2.4, 3.4 and 4.4 of Schedule 2.

PRRT Act means the Petroleum Resource Rent Tax Assessment Act 1987 (Cth).

Property Interests means the registered and unregistered interests in real property owned, occupied or otherwise used by the Joint Ventures as set out in items 1.2, 2.2, 3.2 and 4.2 of Schedule 2.

Records means in respect of each Joint Venture copies of all:

(a)	work programmes, budgets, authorisations for expenditure, books of account and records;

(b)	operating and technical committee minutes;

(c)	geological and geophysical information and data, including cores, cuttings and samples;

(d)	feasibility studies and reserves reports;

(e)	correspondence with Governmental Agencies, and correspondence with other parties to the Joint Ventures; and

(f)	data maps, notes and drawings,

which relate to the Sale Interests and which are in the possession or under the control of the Seller Party.

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Registered means registered by the relevant Governmental Agency in accordance with section 10 of the Petroleum (Prospecting & Mining) Act (NT); section 93 or section 96 of the Petroleum Act; or section 46 or section 49 of the Energy Pipelines Act (NT) 1983 (as applicable).

Related Body Corporate has the meaning given to that expression in section 9 of the Corporations Act.

Respective Proportion means, in relation to:

(a)	Magellan, 100%; and

(b)	the Santos Entities the proportion (expressed as a percentage) that the Santos Sale Interests held by the relevant Santos Entity in the Joint Ventures immediately before Completion bears to the total Santos Sale Interests held by the Santos Entities as set out in item 1 of Schedule 1.

Royalty Obligations means the contractual obligations to pay royalties in respect of the Permits as set out in items 1.4, 2.4, 3.4 and 4.4 of Schedule 2 and all royalties payable to any Government Agency under any applicable law.

Royalty Report means the annual royalty report which must be delivered to the Northern Territory Government identifying the volume of net sales of gas, oil and LPG from the Permits which form part of the Mereenie Operating Joint Venture used to determine the statutory royalties payable on such Permits under the Petroleum Act.

SACB Parties means the parties listed as ‘Buyers’ under the Port Bonython Crude Oil Sales Agreement (described in item 1.3 of Schedule 2).

Sale Interests means the Magellan Sale Interests and the Santos Sale Interests, as applicable.

Santos Assumed Liabilities means all costs, charges, expenses, taxes, liabilities and obligations in respect of the Magellan Sale Interests including all costs, charges, expenses, taxes, liabilities and obligations of Magellan which accrue or relate to the period on and after the Effective Date in respect of such of the Permits, Property Interest, Joint Venture Contracts and Royalty Obligations as are set out in items 1 and 2 of Schedule 2.

Santos Consideration has the meaning set out in clause 4.2.

Santos Dingo Interest means the 65.6635% working interest in the Dingo Joint Venture held by the Santos Entities consisting of the interests, entitlements, rights, obligations and liabilities, Records and Plant and Equipment described in item 4 of Schedule 2.

Santos Palm Valley Interest means the 47.977% working interest in the Palm Valley Joint Venture held by the Santos Entities consisting of the interests, entitlements, rights, obligations and liabilities, Records and Plant and Equipment described in item 3 of Schedule 2.

Santos Representative means the Manager Oil and Offshore Commercial for the Eastern Australia Business Unit of Santos Limited from time to time, and who, at the date of execution of this Agreement, is Michael Flynn or any other person as notified by the Santos Entities to Magellan.

Sale Agreement

Santos Sale Interests means the:

(a)	Santos Palm Valley Interest; and

(b)	Santos Dingo Interest,

held by the Santos Entities in the proportions described in Schedule 1.

Santos Sale Interests Adjustment Amount has the meaning set out in item 2 of Schedule 7.

Santos Sale Interests Base Purchase Price has the meaning set out in item 2.2 of Schedule 1.

Santos Transfer Documents has the meaning set out in clause 12(b).

Seller Warranties means the warranties set out in item 1 and item 2 of Schedule 5 which are given by each Seller Party.

Seller Party means:

(a)	in respect of the Magellan Sale Interests, Magellan; and

(b)	in respect of the Santos Sale Interests, the Santos Entities in the proportions described in Schedule 1.

Supplier has the meaning set out in clause 19.4.

Tax means any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above, but excludes any Duty.

Third Party means any person or entity (including a Governmental Agency) other than Santos or Magellan.

Third Party Claim means any Claim made or brought by a Third Party.

Transfer Documents means the Magellan Transfer Documents and the Santos Transfer Documents.

Warranty Claim means any Claim by a Party arising out of a breach of a Seller Warranty.

Wharfage Dispute means the dispute between the South Australian Government and the SACB Parties in respect the wharfage fees payable to the South Australian Government under the Crude Oil Sales and Purchase Agreement (Port Bonython, SA) described in item 1.3 of Schedule 2.

Wharfage Fee Liability has the meaning set out in clause 8.3(a)(iii).

Wharfage Fee Refund has the meaning set out in clause 8.3(a)(iii).

Working Capital means in respect of the Sale Interests the current assets (including any inventories of crude oil) of the Joint Venture less the liabilities of the Joint Venture applicable to the Sale Interest which is to be calculated in accordance with the Accounting Standards.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

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(a)	Reference to:

(i)	one gender includes the others;

(ii)	the singular includes the plural and the plural includes the singular;

(iii)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;

(iv)	any contract (including this Agreement) or other instrument includes any variation or replacement of it and as it may be assigned or novated;

(v)	a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(vi)	a person or entity includes an individual, a firm, a body corporate, a trust, an unincorporated association or an authority;

(vii)	a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(viii)	a group of persons is a reference to any 2 or more of them taken together and to each of them individually;

(ix)	a body which has been reconstituted or merged must be taken to be to the body as reconstituted or merged, and a body which has ceased to exist and the functions of which have been substantially taken over by another body must be taken to be to that other body;

(x)	an accounting term is to that term as it is used in Accounting Standards unless specified otherwise;

(xi)	time is a reference to Adelaide, South Australia time;

(xii)	a reference to a day or a month means a calendar day or calendar month;

(xiii)	money (including “$”, “AUD” or “dollars”) is to Australian currency; and

(xiv)	any thing (including any amount or any provision of this Agreement) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them;

(b)	A reference to sell includes to transfer, assign or novate (as the context requires);

(c)	Except in respect of clause 11 an agreement, undertaking, representation or warranty of the Santos Entities in their capacity as Seller Parties binds the parties comprising the Santos Entities severally and only in respect of their Respective Proportion and the Santos Sale Interests which they hold and in respect of clause 11 binds them as set out in clause 11.1(b);

(d)	No Party enters into this Agreement as agent for any other person (or otherwise on their behalf or for their benefit);

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(e)	The meaning of any general language is not restricted by any accompanying example, and the words “includes”, “including”, “such as”, “for example” or similar words are not words of limitation;

(f)	The words “costs” and “expenses” include reasonable charges, expenses and legal costs on a full indemnity basis;

(g)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(h)	Headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation;

(i)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(j)	The time between 2 days, acts or events includes the day of occurrence or performance of the second but not the first act or event;

(k)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day;

(l)	A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement; and

(m)	All references to units of measurement are references to the units of measurement defined in or for the purposes of the National Measurement Act 1960 (Cth) (as amended by the National Measurement Amendment Act 2004 (Cth)) and where any unit of measurement (relevant unit) used in this Agreement would otherwise attract the operation of section 12 of that Act, the relevant unit is deemed to be the Australian legal unit of measurement (as defined by that Act) resulting from the conversion of the relevant unit to an Australian legal unit of measurement using the applicable conversion factor prescribed for the purposes of section 11 of that Act or, where no applicable conversion factor is so prescribed, the conversion factor prescribed by Australian Standard AS/NZS 1376-1996.

2.	CONDITIONS

2.1	Conditions Precedent

Completion of the sale and purchase of each of the Magellan Sale Interests and the Santos Sale Interests under this Agreement is subject to and will not proceed unless, and clauses 3, 4, 7, 8, 9, 10, 11 and 12 are of no force and effect until, on or prior to the Cut-Off Date the Conditions have been satisfied or waived.

2.2	Reasonable endeavours

Each Party must:

(a)	use its best endeavours to ensure that the Conditions in respect of which it has a power or responsibility under this Agreement as specified in Schedule 3 are satisfied as expeditiously as possible after execution of this Agreement and in any event no later than the Cut-Off Date (unless otherwise agreed in writing by the Santos Representative and the Magellan Representative);

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(b)	provide all reasonable assistance and information to the other Party (without being obliged to incur any expense in so doing) as is reasonably necessary to satisfy the Conditions.

2.3	Waiver

(a)	Any Condition that is referred to as being for the benefit of:

(i)	Magellan only is only waived if the Magellan Representative notifies the Santos Representative in writing that Magellan waives the Condition; and

(ii)	Magellan and the Santos Entities is only waived if both the Magellan Representative and the Santos Representative agree in writing to waive the Condition.

(b)	A Condition that is waived in accordance with clause 2.3(a) is effective only to the extent specifically set out in that waiver.

2.4	Obligations to notify

If a Party becomes aware:

(a)	that a Condition has been satisfied; or

(b)	of any facts, circumstances or matters that may result in a Condition not being or becoming incapable of being satisfied,

that Party must promptly notify the other Parties accordingly.

2.5	Termination

If both Santos QNT and Santos Ltd on the one hand or Magellan on the other hand have or has (as applicable) complied with their or its (as applicable) obligations under clause 2.2, the Santos Entities or Magellan (as applicable) may terminate this Agreement by giving not less than 2 Business Days’ notice to Magellan or the Santos Entities (as applicable) if:

(a)	the Conditions are not satisfied, or waived in accordance with clause 2.3 by the Cut-Off Date (unless otherwise agreed in writing by the Santos Representative and the Magellan Representative);

(b)	a Condition is or becomes incapable of being satisfied and has not been waived in accordance with clause 2.3; or

(c)	a Condition, having been satisfied, does not remain satisfied in all respects at all times before Completion, and has not been waived in accordance with clause 2.3.

2.6	Rights on termination

If this Agreement is terminated under clause 2.5 or clause 6 then, in addition to any other rights, powers or remedies provided by law or in equity:

(a)	each Party is released from its obligations and liabilities under or in connection with this Agreement and this Agreement will have no further force or effect, other than this clause 2 and clause 20; and

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(b)	each Party retains the rights, remedies and powers it has in connection with any breach of this Agreement or any Claim or Loss that has arisen before termination.

3.	SALE AND PURCHASE

3.1	Agreement to sell Magellan Sale Interests

Magellan agrees to sell all of the Magellan Sale Interests to Santos QNT, and Santos QNT agrees to purchase all of the Magellan Sale Interests from Magellan:

(a)	for the Magellan Consideration;

(b)	free from all Encumbrances, other than those set out in the Joint Venture Contracts, Permits, Property Interests or Royalty Obligations;

(c)	with all rights, including voting rights, attached or accrued to them on or after Completion; and

(d)	subject to the provisions of this Agreement.

3.2	Agreement to sell Santos Sale Interests

The Santos Entities agree to sell all of the Santos Sale Interests to Magellan, and Magellan agrees to purchase all of the Santos Sale Interests from the Santos Entities:

(a)	for the Santos Consideration;

(b)	free from all Encumbrances, other than those set out in the Joint Venture Contracts, Permits, Property Interests or Royalty Obligations;

(c)	with all rights, including voting rights, attached or accrued to them on or after Completion; and

(d)	subject to the provisions of this Agreement.

3.3	Waiver of pre-emptive rights

Each Party, by its execution of this Agreement, consents to the sale and purchase of the Sale Interests contemplated by clauses 3.1 and 3.2 and irrevocably waives any rights of pre-emption that they have, or may have, in respect of the Magellan Sale Interests or the Santos Sale Interests, whether conferred by the Joint Venture Agreements or otherwise.

3.4	Benefit, Title and Risk

Subject to Completion occurring, Registration taking place and to the terms of this Agreement:

(a)	the sale and purchase of the Sale Interests and the transfer of the risk and benefit of the Sale Interests will be deemed to have taken place with effect on and from the Effective Date; and

(b)	despite clause 3.4(a), the title, to the Sale Interests will not pass from each Seller Party to the respective Buyer Party until the Completion Date.

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4.	CONSIDERATION

4.1	Magellan Consideration

In consideration for Magellan transferring the Magellan Sale Interests to Santos QNT Santos QNT will pay to Magellan consideration of:

(a)	the Magellan Sale Interests Base Purchase Price; plus

(b)	each Bonus Amount (if any) payable during the Bonus Period in accordance with clause 11; plus or minus

(c)	the Magellan Sale Interests Adjustment Amount,

(together	Magellan Consideration).

4.2	Santos Consideration

In consideration for the Santos Entities transferring the Santos Sale Interests to Magellan, Magellan will pay to the Santos Entities consideration consisting of:

(a)	the Santos Sale Interests Base Purchase Price; plus or minus

(b)	the Santos Sale Interests Adjustment Amount,

(together Santos Consideration).

4.3	Satisfaction of Magellan Consideration

(a)	On Completion Santos QNT will:

(i)	procure the Santos Entities to transfer the Santos Sale Interests to Magellan;

(ii)	pay Magellan the Magellan Sale Interests Base Purchase Price; and

(iii)	undertake to pay, perform and observe the Santos Assumed Liabilities.

(b)	On the Adjustment Date:

(i)	if the Magellan Sale Interests Adjustment Amount is a positive amount, Santos QNT must pay such amount to Magellan; or

(ii)	if the Magellan Sale Interests Adjustment Amount is a negative amount, Magellan must pay such amount to Santos QNT.

(c)	Santos QNT must pay Magellan the Bonus Amount (if any) due on each Bonus Payment Date in accordance with clause 11.

4.4	Satisfaction of Santos Consideration

(a)	On Completion Magellan will:

(i)	transfer the Magellan Sale Interests to Santos QNT;

(ii)	pay the Santos Entities the Santos Sale Interests Base Purchase Price; and

(iii)	undertake to pay, perform and observe the Magellan Assumed Liabilities.

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(b)	On the Adjustment Date:

(i)	if the Santos Sale Interests Adjustment Amount is a positive amount, Magellan will pay such amount to the Santos Entities: or

(ii)	if the Santos Sale Interests Adjustment Amount is a negative amount, the Santos Entities must pay such amount to Magellan.

4.5	Set Off

The Santos Entities may set off any payments owed to Magellan against any payments due by Magellan under this Agreement and vice versa.

4.6	Payment method

(a)	The payment of any amounts under this Agreement must be made in Immediately Available Funds or in such other manner as the Parties agree in writing.

(b)	Time will be of the essence with respect to all payments due by Santos QNT or Magellan under this Agreement.

4.7	Purchase Price Allocation

The Parties must confer and use their best endeavours in good faith to agree an allocation of the Magellan Consideration as between the Magellan Sale Interests and an allocation ofthe Santos Consideration as between the Santose Sale Interests within 30 days of execution of this Agreement.

5.	BEFORE COMPLETION

5.1	Conduct before Completion

Subject to clause 5.2:

(a)	From the date of this Agreement until Completion, each Seller Party must:

(i)	fulfil its obligations under the Joint Venture Agreements in a timely manner, including without limitation the requirement to vote on resolutions put to the Seller Party as holder of the Sale Interests;

(ii)	in the ordinary and normal course undertake all actions required of them as the holder of the Sale Interests;

(iii)	to the extent possible having regard to their interest in the relevant Sale Interests ensure that each Joint Venture is carried on as a going concern:

(A)	in the ordinary and normal course; and

(B)	following normal practice,

unless the relevant Buyer Party otherwise consents in writing.

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(b)	In complying with clause 5(a), a Buyer Party must not unreasonably withhold its consent to any request from the relevant Seller Party in relation to any matter or thing unless in that Party’s reasonable opinion such matter or thing:

(i)	negatively impacts on the operation, or reduces the value, of the relevant Sale Interests;

(ii)	disrupts or adversely affects the day to day operations of the relevant Joint Venture; or

(iii)	prevents or hinders Completion taking place,

but	nothing in this clause 5 restricts the Seller Party from doing anything;

(iv)	to reasonably and prudently respond to any emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property in respect of the Sale Interests; or

(v)	that is reasonably necessary for the Seller Party to meet its legal and contractual obligations in respect of the Sale Interests.

5.2	Mereenie Operating 3D Seismic

The Parties acknowledge that for the avoidance of doubt the proposed 3D Seismic work program for the Mereenie Operating Joint Venture will not form part of any work program or budget proposed for the Mereenie Operating Joint Venture in the period between the Effective Date and the Completion Date and accordingly Magellan shall not be liable for, and shall not be required to pay any cash call in respect of the Magellan Sale Interests prior to Completion which relates to, the 3D Seismic work program (and for the avoidance of doubt any liability for such will not form part of Magellan’s liabilities referrable to the period up to the Calculation Time for the purposes of clause 9.2(b)).

6.	TERMINATION

6.1	Termination by Santos

The	Santos Entities may terminate this Agreement with immediate effect by notice in writing to Magellan Representative if:

(a)	Magellan breaches a material obligation under this Agreement (being a breach of a Seller Warranty or any breach which, if not waived at Completion, constitutes grounds for a Claim where the reasonable estimate of Loss is not less than AU$5,000,000), and either:

(i)	Magellan fails to remedy such breach within 10 Business Days of a request by the Santos Representative to remedy the breach; or

(ii)	such breach is incapable of remedy;

(b)	an Insolvency Event occurs in respect of Magellan; or

(c)	anything occurs (except something arising from an act or omission of a Santos Entity) which (alone or together with all other things that have occurred) has, or would be likely to have after Completion, a material adverse effect on the financial condition, assets, operations (as presently carried on), results or prospects of the Magellan Sale Interests having a financial impact of no less than AU$5,000,000.

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6.2	Termination by Magellan

Magellan may terminate this Agreement with immediate effect by notice in writing to the Santos Representative if prior to Completion:

(a)	a Santos Entity breaches a material obligation under this Agreement (being a breach of a Seller Warranty or any breach which, if not waived at Completion, constitutes grounds for a Claim where the reasonable estimate of Loss is not less than AU$5,000,000), and either:

(i)	the Santos Entities fail to remedy such breach within 10 Business Days of a request by the Magellan Representative to remedy the breach; or

(ii)	such breach is incapable of remedy ; or

(b)	an Insolvency Event occurs in respect of a Santos Entity; or

(c)	anything occurs (except something arising from an act or omission of a Magellan) which (alone or together with all other things that have occurred) has, or would be likely to have after Completion, a material adverse effect on the financial condition, assets, operations (as presently carried on), results or prospects of the Santos Sale Interests, having a financial impact of no less than AU$5,000,000.

6.3	No other right to terminate or rescind

(a)	No Party may terminate or rescind this Agreement (including on the grounds of any breach of warranty or misrepresentation which occurs or becomes apparent prior to Completion) except as permitted under clause 2.5 or this clause 6.

(b)	For the avoidance of doubt if a Buyer Party is actually aware before Completion of any breach of a Seller Warranty in respect of the relevant Sale Interests they are acquiring and elects to effect Completion, then that Buyer Party will have no right to bring any Claim against the relevant Seller Party for that breach of a Seller Warranty.

7.	COMPLETION

7.1	Time and location of Completion

Each Completion will take place:

(a)	at 4:00pm on the Completion Date; and

(b)	at the Adelaide offices of Thomsons Lawyers, 19 Gouger Street, Adelaide,

or such other place, time and date as the Santos Representative and Magellan Representative may agree in writing.

7.2	Completion

(a)	On or before Completion, each Party must carry out the Completion Steps which it is obliged to carry out it in accordance with Schedule 4.

(b)	Completion is taken to have occurred when each Party has performed all its obligations under this clause 7.2 and Schedule 4.

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7.3	Obligations interdependent

(a)	In respect of the Sale Interests, the transactions provided for in clause 7.2 and Schedule 4 are interdependent and are to be carried out contemporaneously, specifically:

(i)	the purchase and sale of the Magellan Sale Interests is interdependent with and conditional upon the purchase and sale of the Santos Sale Interests; and

(ii)	the purchase and sale of the Santos Sale Interests is interdependent with and conditional upon the purchase and sale of the Magellan Sale Interests.

(b)	No delivery, payment or other event referred to in clause 7.2 and Schedule 4 will be regarded as having been made or occurred until all deliveries and payments have been made and all other specified events have occurred. If any one action does not take place then, without prejudice to any rights available to any party a as a consequence:

(i)	there is no obligation on any Party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the Parties must do everything reasonably required to reverse those actions; and

(iii)	the Santos Entities and Magellan must each return any documents delivered under clause 7.2 and Schedule 4 and must each repay to the other all payments received by it under clause 7.2 and Schedule 4.

8.	ALLOCATION OF LIABILITIES

8.1	Losses arising before Calculation Time

(a)	Magellan retains and must pay, perform or discharge, and, subject to Completion occurring, must indemnify Santos QNT against, all Loss in respect of the Magellan Sale Interests (including for the avoidance of doubt any Environmental Liability but excluding any Wharfage Fee Liability) which accrue or relate to any period before the Calculation Time.

(b)	The Santos Entities retain and must pay, perform or discharge, and, subject to Completion occurring, must indemnify Magellan against, all Loss in respect of the Santos Sale Interests (including for the avoidance of doubt any Environmental Liability) which accrue or relate to any period before the Calculation Time.

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8.2	Losses arising on and after Calculation Time

Subject to Completion occurring:

(a)	Santos QNT is liable for and covenants with Magellan that it must pay, perform or discharge, and must indemnify Magellan against, all Santos Assumed Liabilities and all Loss in respect of the Magellan Sale Interests (including for the avoidance of doubt any Environmental Liability excluding any Wharfage Fee Liability) which accrue or relate to any period on or after the Calculation Time; and

(b)	Magellan is liable for and covenants with the Santos Entities that it must pay, perform or discharge, and must indemnify the Santos Entities against, all Magellan Assumed Liabilities and all Loss in respect of the Santos Sale Interests (including for the avoidance of doubt any Environmental Liability) which accrue or relate to any period on or after the Calculation Time.

8.3	Wharfage Fee Dispute

(a)	The parties acknowledge that:

(i)	under the Crude Oil Sales and Purchase Agreement (Port Bonython, SA) (described in item 1.3 of Schedule 2) the parties to the Mereenie Operating Joint Venture are required to reimburse the SACB Parties in full for any wharfage fees adjustment payable by the SACB Parties to the South Australian Government as a result of the Crude Oil Sales and Purchase Agreement (Port Bonython, SA); and

(ii)	the SACB Parties are currently in dispute with the South Australian Government as to the amount of wharfage fees which must be paid by the SACB Parties; and

(iii)	if there is any variation to the wharfage fees payable by the SACB Parties, this variation will have a retrospective effect and may result in the parties to the Mereenie Operating Joint Venture having an obligation to make an additional payment in respect of the retrospective increase in the price of the wharfage fees (Wharfage Fee Liability) or receive a refund in respect of the retrospective decrease in the price of the wharfage fees (Wharfage Fee Refund).

(b)	The Parties acknowledge that if following Completion:

(i)	a Wharfage Fee Liability becomes payable by Santos QNT in respect of the Magellan Sale Interests which relates to the period prior to the Calculation Time, such amount must be reimbursed by Magellan to Santos QNT within 20 Business Days of Santos QNT providing notice to Magellan of the Wharfage Fee Liability; and

(ii)	a Wharfage Fee Refund is received by Santos QNT in respect of the Magellan Sale Interests which relates to the period prior to the Calculation Time, such amount is for the full benefit of Magellan and to the extent it is received by Santos QNT after Completion, it must be reimbursed by Santos QNT to Magellan within 20 Business Days of Santos QNT receiving the Wharfage Fee Refund, and in either case Santos QNT shall provide Magellan with a schedule detailing the calculation of the Wharfage Fee Liability or the Wharfage Fee Refund, as the case may be, together with reasonable supporting documentation in relation to the calculation of the same.

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9.	ADJUSTMENTS BETWEEN EFFECTIVE DATE AND COMPLETION DATE

9.1	Effective Date Adjustments

The Parties acknowledge and agree that in respect of the period prior to the Completion Date the following adjustments will be required to ensure that:

(a)	Magellan assumes the Magellan Assumed Liabilities and Magellan obtains the benefit of the Santos Sale Interests on and from the Effective Date; and

(b)	Santos QNT assumes the Santos Assumed Liabilities and Santos QNT obtains the benefit of the Magellan Sale Interests on and from the Effective Date,

even though title to the Santos Sale Interests and Magellan Sale Interests will not pass until Completion.

9.2	Magellan Sale Interests

In respect of the Magellan Sale Interests at Completion:

(a)	Magellan will receive credit for all income referable to the period up to the Calculation Time and Santos QNT will retain the benefit of all income referable to any period after the Calculation Time; and

(b)	subject to clause 5.2, Magellan will bear the liability for all cash calls and other liabilities under the relevant Joint Venture Agreements referable to (and due for payment in) the period up to the Calculation Time and Santos QNT will bear the liability for all cash calls and other liabilities under the relevant Joint Venture Agreements referable to any period after the Calculation Time;

(c)	Santos QNT must account to Magellan for the Working Capital in respect of the Magellan Sale Interests as at the Calculation Time;

9.3	Santos Sale Interests

In respect of the Santos Sale Interests, at Completion:

(a)	the Santos Entities will receive credit for all income referable to the period up to the Calculation Time and Magellan will retain the benefit of all income referable to any period after the Calculation Time; and

(b)	the Santos Entities will bear the liability for all cash calls under the relevant Joint Venture referable to (and due for payment in) the period up to the Calculation Time and Magellan will retain the liability for all cash calls under the relevant Joint Venture referable to any period after the Calculation Time;

(c)	Magellan must account to the Santos Entities for the Working Capital in respect of the Santos Sale Interests as at the Calculation Time.

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10.	ADJUSTMENT STATEMENTS

10.1	Preparation of Statement

Within 1 calendar month after the Completion Date each Buyer Party must prepare and deliver to the Seller Party an Adjustment Statement and all relevant supporting documentation in respect of the relevant Sale Interests.

10.2	Content of Statement

Each Adjustment Statement must, in respect of the relevant Sale Interests set out as at the Calculation Time the amounts to be accounted for under clause 9 in the form set out in Schedule 7 and otherwise be prepared in accordance with the Accounting Standards or, to the extent that they do not apply, international financial reporting standards.

10.3	Adjustment Statement

(a)	The Parties must confer and use their best endeavours to agree on each Adjustment Statement within 7 Business Days after the delivery of the Adjustment Statement by the relevant Buyer Party.

(b)	If no Adjustment Statement is received from a Buyer Party, the Seller Party may prepare an Adjustment Statement in accordance with clause 10.2 and deliver the same to the Buyer Party.

10.4	Agreement

If the contents of an Adjustment Statement are agreed between the Buyer Party and the Seller Party within the time stipulated in clause 10.3(a), that Adjustment Statement (and Adjustment Amount set out in it) as agreed will be final and binding on the parties.

10.5	Failure to Agree

If the Parties do not agree on the value of an item in the Adjustment Statement within the period referred to in clause 10.3:

(a)	either Party may by notice in writing given at any time within 5 Business Days after the end of that period (Referral Notice) refer any matter in dispute for determination by the Independent Accountant in accordance with clause 10.7; and

(b)	any Referral Notice must identify the item (or items) in dispute, the amount in dispute and contain a brief description of the nature of the issues arising and how the party giving the notice contends the issues in dispute ought be determined.

10.6	No Referral

If the Parties do not agree on the value of an item within the period referred to in clause 10.3 and no Referral Notice is served pursuant within the period referred to in clause 10.5, the value determined by the Buyer Party (or the Seller Party in accordance with clause 10.3(b)) will be final and binding on the Parties.

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10.7	Determination by Independent Accountant

(a)	Where a dispute is referred to the Independent Accountant for determination pursuant to clause 10.5 or clause 11.6(e) the Parties must use their best endeavours to agree within 5 Business Days of the service of the Referral Notice or notice under clause 11.6(e), as applicable:

(i)	the identity of an appropriate person to accept appointment as the Independent Accountant; and

(ii)	the terms of the appointment.

(b)	The Independent Accountant must be an independent individual certified as an accountant by the Australian Institute of Chartered Accountants and qualified by education, experience and training to determine the matter in dispute.

(c)	If the Parties do not agree the Independent Accountant and the terms of the appointment within the period fixed by clause 10.7(a) then either of them may by notice in writing request that the Independent Accountant be nominated by the President of the Institute of Arbitrators and Mediators Australia (IAMA) in accordance with the then current “Institute of Arbitrators and Mediators Australia Expert Determination Rules” (Rules) as amended by this clause 10.7. The notice requesting the appointment must request that in making the nomination the President have regard to and nominate a person having the attributes required by clause 10.7(b).

(d)	The Parties agree that the expert determination of any matter referred to the Independent Accountant will be undertaken by the Independent Accountant in accordance with and will be governed by the Rules (as varied by this clause 10.7).

(e)	The Parties must use their reasonable endeavours to enable the Independent Accountant to make his or her determination as quickly as possible and the Independent Accountant must (unless otherwise agreed in writing) make that determination within 2 (two) months of accepting the appointment. For that purpose the Parties must co-operate with the Independent Accountant and each other in fixing a timetable and taking such steps as are required under that timetable or as may otherwise be reasonably directed by the Independent Accountant in order to enable the Independent Accountant to complete the determination with that period.

(f)	The written determination by the Independent Accountant of any matter referred is final and binding on the parties (except for manifest error or fraud).

(g)	In making any determination the Independent Accountant acts as an expert not as an arbitrator.

(h)	The costs of the Independent Accountant must be born in the proportions as is determined by the Independent Accountant having regard to the relative success of the Parties in relation to any matters referred. Each Party will bear their own costs.

(i)	Each Party must provide the Independent Accountant with full access to the relevant Joint Venture, their respective books and records and any other information required by the Independent Accountant to complete any determination under this agreement.

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10.8	Interest on Late Payments

If an Adjustment Amount remains unpaid by the relevant Adjustment Date, such amount shall accrue interest at a rate equal to 2% per annum above the Bank Bill Rate calculated daily from the due date for payment until the date on which the Bonus Amount (including interest) is paid in full. Each day the interest will be capitalised into and from part of the outstanding amount payable. The Party required to pay the relevant Adjustment Amount shall also bear the legal costs of the other Party incurred in connection with the late payment.

11.	BONUS PAYMENT

11.1	Bonus Amount

(a)	During the Bonus Period, if at any time the 90 Day Average Net Sales exceeds a Threshold Level, the Santos Entities must pay a bonus amount to Magellan, determined in accordance with Schedule 6 (Bonus Amount) and payable in accordance with this clause 11.

(b)	For the avoidance of doubt, the Bonus Amount will be paid by each Santos Entity in proportion to the interests each Santos Entity holds in the Mereenie Operating Joint Venture (as described in item 1 of Schedule 2) post Completion, and liability of the Santos Entities to pay the Bonus Amount under this clause 11 will be several and not joint.

11.2	Once off payment

The Bonus Amount is only payable once in respect of each Threshold Level, accordingly once a Threshold Level has been achieved and a Bonus Amount triggered under clause 11.1:

(a)	no further payment will be triggered for that Threshold Level; and

(b)	the payment of a further Bonus Amount will only be triggered under clause 11.1 once the next Threshold Level has been achieved.

11.3	Determination of 90 Day Average Net Sales

(a)	During the Bonus Period, the 90 Day Average Net Sales will be determined from the Royalty Report which must be delivered to Magellan by the Santos Entities in accordance with clause 11.3(b).

(b)	During the Bonus Period, the Santos Entities must:

(i)	deliver the Royalty Report to the Northern Territory Governmental Agency within the periods required by law; and

(ii)	where the Royalty Report is delivered under clause 11.3(b)(i):

(A)	prior to Completion, on the Completion Date; and

(B)	after Completion, no later than one Business Day after delivery of that Royalty Report in accordance with clause 11.3(b)(i),

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deliver to Magellan:

(C)	the Royalty Report;

(D)	sufficient supplementary information and supporting documentation (including daily metering results for volumes of Petroleum measured at the point at which such volumes leave the Permits forming part of the Mereenie Operating Joint Venture and indicating the types of Petroleum constituting such volumes) for verification and support of the calculation of the 90 Day Average Net Sales.

11.4	Payment Date

Any Bonus Amount payable by the Santos Entities in Immediately Available Funds under clause 11.1 is a debt due and owing, and must be paid, to Magellan on the Bonus Payment Date following the trigger of the payment under clause 11.1.

11.5	Records and Information

The Santos Entities must:

(a)	keep true, accurate and complete accounts and records to enable the 90 Day Average Net Sales amount and Bonus Amounts to be calculated in accordance with this clause 11 and verified; and

(b)	provide copies of the data required to verify or support the calculation of the 90 Day Average Net Sales in accordance with clause 11.3(b).

11.6	Audited records

(a)	Magellan shall have the right, at its own expense, upon 30 days’ written notice to the Santos Representative and during reasonable working hours to appoint an auditor to perform an audit of the Santos Entities books and records in relation to the calculation of the 90 Day Average Net Sales Amount and Bonus Amounts payable under this clause 11.

(b)	An auditor appointed by Magellan pursuant to clause 11.6(a):

(i)	must not be a director, officer or employee of Magellan or any Related Body Corporate of Magellan;

(ii)	must be independent of Magellan; and

(iii)	must be a partner or employee of an internationally recognised accounting firm.

(c)	An auditor appointed by Magellan pursuant to clause 11.6(a) may not have access to the books and records of the Santos Entities unless the auditor enters into a confidentiality agreement with the Santos Entitles (on terms reasonably acceptable to the Santos Entitles) that require the auditor to keep all information in the books and records of the Santos Entities confidential and not disclose that information to Magellan, except that the auditor may give Magellan an opinion as to:

(i)	whether any 90 Day Average Net Sales amount of any 90 Day Average Net Sales has been incorrectly calculated;

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(ii)	whether a Bonus Amount is payable or in respect of a Bonus Amount which has already been paid whether a refund is due to the Santos Entities and if so the amount of such payment; and

(iii)	the correct amount of any calculation of the any 90 Day Average Net Sales or Bonus Amount payable under this Agreement.

(d)	Magellan must provide to the Santos Representative a copy of any opinion provided to it by the auditor, including any opinion identifying a refund of the Bonus Amount, as soon as reasonably practicable after Magellan receives it.

(e)	If either Party disputes the opinion provided by the auditor, either Party may at any time within 2 Business Days after delivery of the opinion to the Santos Representative refer the matter to the Independent Accountant for determination in accordance with clause 10.7 (stating the item and amount in dispute).

(f)	If no referral to an Independent Accountant is made under clause 11.6(e), the opinion of the auditor will be a final and conclusive determination of the accuracy of the audit accounts and binding on the Parties in the absence of manifest error.

(g)	The Parties must pay any amount required to correctly adjust the value of the Bonus Payments:

(i)	if no referral is made to the Independent Accountant under clause 11.6(e), in accordance with the opinion of the auditor and within 20 Business Days of the delivery of the opinion of the auditor to the Santos Representative under clause 11.6(d); or

(ii)	if a referral is made to the Independent Accountant under clause 11.6(e), in accordance with the determination of the Independent Accountant and within 20 Business Days of the Independent Accountant issuing its determination under clause 10.7.

11.7	Interest on Late Payments

Any Bonus Amount which remains unpaid by the due date for payment under clause 11.4, with respect to the Santos Entities, or with clause 11.6(h) with respect to Magellan), as applicable, shall accrue interest at a rate equal to [2%] per annum above the Bank Bill Rate calculated daily from the due date for payment until the date on which the Bonus Amount (including interest) is paid in full. Each day the interest will be capitalised into and from part of the outstanding amount payable. The Party paying the Bonus Amount shall also pay the legal costs of the other Party incurred in connection with the late payment.

11.8	Example

A worked example of the Bonus Amounts payable over the Bonus Period is provided in item 3 of Schedule 6.

12.	TRANSFERS AND RELEASES

As soon as possible after execution of this Agreement the Parties must use their reasonable endeavours to, with effect from the Completion Date:

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(a)	execute a transfer, novation, assignment or covenant to perform (as the context requires) of the:

(i)	Permits;

(ii)	Property Interests;

(iii)	Joint Venture Contracts; and

(iv)	Royalty Obligations,

in accordance with their terms for the Magellan Sale Interests and the Santos Assumed Liabilities from Magellan to Santos QNT on and from the Effective Date in substantially the same form as set out in Annexure A through to Annexure D (Magellan Transfer Documents) or otherwise as required to give effect to the transfer, novation, assignment or covenant to perform (as the context requires) including, without limitation, with respect to an easement in gross executing an extinguishment of easement and causing the relevant registered proprietor to grant a new easement in the name of the Santos Entities (if required); and

(b)	execute a transfer, novation, assignment or covenant to perform (as the context requires) of the:

(i)	Permits;

(ii)	Property Interests;

(iii)	Joint Venture Contracts; and

(iv)	Royalty Obligations,

in accordance with their terms for the Santos Sale Interests and the Magellan Assumed Liabilities from the Santos Entities to Magellan on and from the Effective Date in substantially the same form as set out in Annexure A through to Annexure D (and in respect of the Joint Venture Contract described in Item 3.3 of Schedule 2 in a form consistent with the form of assignment agreed by all parties with respect to the assignment of that document from Gasgo Pty Limited to Power and Walter Corporation subject to amendment or agreement to reflect the principles of this Agreement between the Parties) (Santos Transfer Documents) or otherwise as required to give effect to the transfer, novation, assignment or covenant to perform (as the context requires).

(c)	Without limiting clause 12(a) or clause 12(b), the Parties agree that they will, acting reasonably, agree to any amendments required to the Magellan Transfer Documents or Santos Transfer Documents by any party whose consent is required to such Transfer Documents as a condition of granting its consent provided that such amendments are not materially adverse.

13.	GENERAL CONDUCT AFTER COMPLETION

13.1	Magellan Sale Interests

(a)

If a Permit, Property Interest, Joint Venture Contract or Royalty Obligation in respect of the Magellan Sale Interests has not been transferred to Santos QNT by Completion as contemplated by clause 12 or clause 2.1 and Item 2 of Schedule 3

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(including if the conditions precedent to such transfer have not been satisfied), Magellan must:

(i)	at the cost of Santos QNT, allow Santos QNT to exercise the rights of and obtain any entitlements or benefits of Magellan under the Permit, Property Interest, Joint Venture Contract or Royalty Obligation, as licensee from Completion until the transfer is completed; and

(ii)	make reasonable endeavours to procure that the Permits, Property Interests, Joint Venture Contracts or Royalty Obligations are transferred in accordance with this Agreement as soon as reasonably practical after Completion.

(b)	Santos QNT must perform and complete at its expense all of the covenants, terms, conditions, statutory obligations, liabilities or agreements to be observed and performed by Magellan under each Permit, Property Interest, Joint Venture Contract or Royalty Obligation in respect of the Magellan Sale Interests.

(c)	Santos QNT will indemnify Magellan and keep Magellan indemnified at all times in respect of any Claim or Loss which Magellan may suffer sustain or incur by reason or on account of any non performance or non observance by Santos QNT on or after Completion of any of the covenants, terms, conditions, statutory obligations or agreements to be observed and performed by Magellan under each Permit, Property Interest, Joint Venture Contract or Royalty Obligation in respect of the Magellan Sale Interests.

13.2	Santos Sale Interests

(a)	If a, Permit, Property Interest, Joint Venture Contract or Royalty Obligation in respect of the Santos Sale Interests has not been transferred to Magellan by Completion as contemplated by this clause 12 or clause 2.1 and Item 2 of Schedule 3 (including if the conditions precedent to such transfer have not been satisfied), the Santos Entities must:

(i)	at the cost of Magellan, allow Magellan to exercise the rights of and obtain any entitlements or benefits of the Santos Entities under the Permit, Property Interest, Joint Venture Contract or Royalty Obligation, as licensee from Completion until the transfer is completed; and

(ii)	make reasonable endeavours to procure that the Permits, Property Interests, Joint Venture Contracts or Royalty Obligations are transferred in accordance with this agreement as soon as reasonably practical after Completion.

(b)	Magellan must perform and complete at its expense all of the covenants, terms, conditions, statutory obligations, liabilities or agreements to be observed and performed by the Santos Entities under each Permit, Property Interest, Joint Venture Contract or Royalty Obligation in respect of the Santos Sale Interests.

(c)	Magellan will indemnify the Santos Entities and keep the Santos Entities indemnified at all times in respect of any Claim or Loss which the Santos Entities may suffer sustain or incur by reason or on account of any non performance or non observance by Magellan on or after Completion of any of the covenants, terms, conditions, statutory obligations or agreements to be observed and performed by the Santos Entities under each Permit, Property Interest, Joint Venture Contract or Royalty Obligation in respect of the Santos Sale Interests.

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13.3	Conduct until the Sale Interests are registered

(a)	Immediately after the Completion Date, and in any event within 3 months after the Completion Date, the Buyer Party must pay any fees necessary for the Registration of this Agreement and such of the Magellan Transfer Documents or Santos Transfer Documents, as applicable, which constitute dealings which must be Registered.

(b)	Subject to the parties obtaining the consents and Approvals under clause 12 or clause 2.1 and Items 1 and 2 of Schedule 3, the Buyer Party must ensure that the transfers of the relevant Sales Interests are registered as soon as possible following Completion.

(c)	After Completion and until the Sale Interests are Registered in the name of each Buyer Party, the relevant Seller Party must:

(i)	if it is the “Operator” under any Joint Venture, convene and attend an operating committee meeting for the relevant Joint Venture; and

(ii)	attend and vote at general meetings and take all other action in the capacity of the registered holder of the relevant Sale Interests,

as the Buyer Party may lawfully require from time to time by notice in writing to the relevant Seller Party.

14.	AREA D AND AREA F AGGREGATED ROYALTIES

14.1	Acknowledgement

The Parties acknowledge that the Area D Aggregated Royalty and the Area F Aggregated Royalty have previously been extinguished, however a formal deed of termination of the Area D Aggregated Royalty and Area F Aggregated Royalty has not been located.

14.2	Indemnity

Notwithstanding any other provision of this Agreement, Magellan indemnifies and must keep indemnified the Santos Entities in respect of any Loss suffered or incurred by the Santos Entities arising out of or associated with any Claim for payment of the overriding royalties specified in the Area D Aggregated Royalty or Area F Aggregated Royalty (whether in respect of the period before or after the Completion Date) by Magellan or any Related Body Corporate of Magellan (including Jarl Pty Ltd), whether in respect of the Magellan Sale Interests or any other interests in the Mereenie Operating Joint Venture held by the Santos Entities from time to time.

15.	SELLER PARTY WARRANTIES AND INDEMNITY

15.1	Seller Party

(a)	Each Seller Party severally warrants in their Respective Proportion to the relevant Buyer Party that each Seller Warranty in respect of their Sale Interests is true and correct and is not misleading or deceptive as at the date of this Agreement and immediately prior to Completion.

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(b)	In respect of each Seller Party each Seller Warranty is a separate warranty in no way limited by any other Seller Warranty and remains in full force and effect following Completion in accordance with its terms.

15.2	Seller Warranties

Each	Seller Warranty is given severally by each Seller Party and only in respect of that Seller Party.

15.3	Seller Party indemnity

Each Seller Party severally indemnifies the relevant Buyer Party in their Respective Proportion, against all Loss and Claims suffered or incurred by the Buyer Party as a result of a breach of a Seller Warranty by that Seller Party, except to the extent that the Seller Warranty or the Seller Party’s liability for the Claim or Loss is limited or qualified under clause 16.

15.4	Effect of payment

Payment by a Seller Party pursuant to any Claim under this Agreement by the relevant Buyer Party is to be treated as a pro rata reduction of the Consideration for the relevant Sale Interests.

16.	LIMITATION OF LIABILITY

16.1	Exclusion of liability

The Parties acknowledge and agree that to the maximum extent permitted by law:

(a)	all terms, conditions, warranties, indemnities and statements (whether express, implied, written, oral, collateral, statutory or otherwise) which are not expressly set out in this Agreement are excluded and, to the extent they cannot be excluded, each Seller Party disclaims all liability in relation to them (other than a Claim in relation to illegal or fraudulent act or omission of the Seller Party or their Personnel) or arising out of a statutory right or other claim which cannot be excluded by contract); and

(b)	a Buyer Party must not make any Claim under or in connection with this Agreement unless it is based solely on and limited to the express provisions of this Agreement.

16.2	Acknowledgements

Each Buyer Party acknowledges and agrees that:

(a)	it has received independent and professional advice (including legal, accounting, tax and financial advice) concerning this Agreement and has satisfied itself about anything arising from that advice; and

(b)	except as expressly set out in this Agreement, the Parties, and any person acting on behalf of or associated with that Party are responsible to each other and have not relied on any statement or representation made, any advice, warranty, undertaking, promise or forecast given or any conduct of any kind engaged in, in relation to the Sale Interests, the Joint Ventures, or this Agreement.

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16.3	Release

Except for Claims arising under this Agreement, each Party releases the other Parties, from all Claims, whether in tort (including negligence), statute, contract, or otherwise, which arise out of the negotiations for and the subject matter of this Agreement.

16.4	Maximum aggregate amount

The maximum aggregate amount that a Buyer Party may recover from the relevant Seller Party or Seller Parties (whether by way of damages or otherwise) for a breach of a Seller Warranty under this Agreement, or a breach of this Agreement is an amount equal to AU$15,000,000 and in respect of the Santos Entities the maximum amount for each Santos Entity will be equal to the relevant Santos Entity’s Respective Proportion of the AU$15,000,000.

16.5	Threshold limit

A Seller Party is not liable to make any payment (whether by way of damages or otherwise) for any Claim under or pursuant to this Agreement:

(a)	unless the amount of each Claim (or Loss to which a Claim relates) exceeds AU$100,000; and

(b)	until the aggregate of the amount in 16.5(a) for those Claims (or Loss to which the Claims relate) exceeds AU$250,000, in which event, subject to clause 16.4 the Seller Party will be liable for the whole of that amount, not merely the excess.

16.6	Time Limits

(a)	Despite any other provision of this Agreement, other than as a result of an illegal, or fraudulent act or omission of the Seller Party or their Personnel, a Seller Party is not liable to make any payment (whether by way of damages or otherwise) for any Claims unless:

(i)	notice of a Claim against the Seller Party is given by the relevant Buyer Party to the Seller Party in accordance with clause 17.1; and

(ii)	in relation to any Claim by the Buyer Party however arising, notice is given by the Buyer Party to the Seller Party before the date that is 3 years after the Completion Date.

(b)	A Buyer Party must give notice under clause 16.6(a)(i), within 60 days of the Buyer Party becoming aware of the existence of a Claim.

(c)	The Claim will be taken to be waived or withdrawn and will be barred and unenforceable if within 12 months after the Seller Party has received the notice under clause 16.6(a)(i), the Claim has not been:

(i)	admitted or satisfied by the Seller Party;

(ii)	withdrawn by the Buyer Party;

(iii)	settled between the Seller Party and the Buyer Party; or

(iv)	referred to a court of competent jurisdiction by the Buyer Party properly issuing legal proceedings against the Seller Party in relation to the Claim.

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16.7	Other limits

A Seller Party is not liable to make any payment (whether by way of damages or otherwise) for any Claim under or pursuant to this Agreement:

(a)	in relation to a breach of a Seller Warranty which occurs prior to Completion and which the Buyer Party chooses not exercise its right of termination under clause 6.2;

(b)	to the extent that the Claim has arisen as a result of any act after Completion of the Buyer Party or its Personnel;

(c)	to the extent that the Claim has arisen as a result of any act by or on behalf of the Seller Party before Completion:

(i)	that is required or expressly permitted by any provision of this Agreement; or

(ii)	at the written request, or with the prior written agreement of the Buyer Party; or

(d)	to the extent that the Claim has been satisfied without Loss to the Buyer Party;

(e)	for any Loss which is contingent unless, and until the Loss becomes actual Loss and is due and payable;

(f)	arises from a Third Party Claim which is attributable to anything done or not done after Completion by the Buyer Party which was calculated or intended to cause the Third Party Claim to be made;

(g)	for any Loss which is recoverable by the Buyer Party under a policy of insurance;

(h)	for:

(i)	Loss which may reasonably be supposed to have been in the contemplation of the parties, at the date of this Agreement, as the probable result of breach of this Agreement unless that Loss is also Loss which arises naturally or in the usual course of things;

(ii)	any loss of generation, production, revenue or profit (other than profit or revenue forming part of Consideration), use, contract, goodwill or reputation, loss opportunity or business opportunity, even if that Loss is Loss which arises naturally or in the usual course of things; or

(iii)	punitive or aggravated damages,

howsoever arising (including, but not limited to by the negligence of any Party) suffered or incurred by such Party in respect of any circumstances under, in relation to or in connection with this Agreement, whether arising under contract, at common law, in equity, in tort (including negligence) or under statute (to the maximum extent permitted by law) or otherwise (including negligent misrepresentation or in restitution);

(i)	is in respect of any forecast, estimate, projection or other statement made or given by the Seller Party before Completion which relates to the future.

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16.8	Mitigation of Loss

(a)	The Buyer Party must take all reasonable actions to mitigate any Loss which may be the subject of a Claim, except that the Buyer Party will not be required to take any such action in respect of any Claim made pursuant to an indemnity in this Agreement (including but not limited to the indemnities in clause 15.3).

(b)	If the Buyer Party does not comply with clause 16.9(a) and compliance with clause 16.9(a) would have mitigated the Loss, the relevant Seller Party is not liable for an amount by which the Loss would have been reduced if such compliance had occurred.

16.9	Tax benefits or credits received by the Buyer Party

If any payment in respect of a Claim is made to a Buyer Party by or on behalf of the Seller Party and after the payment is made, the Buyer Party receives any benefit or credit or relief in respect of Tax in relation to the subject matter of the Claim (including payment under any insurance policy) then:

(a)	the Buyer Party must immediately notify the Seller Party of the benefit, credit or relief; and

(b)	to the extent that the Seller Party has paid to the Buyer Party an amount in respect of a Claim to which that benefit, credit or relief in respect of Tax relates, must immediately pay to the Seller Party an amount equal to the lesser of the amount paid and the amount of the benefit, credit or relief received by the Buyer Party (as the case may be) net of all costs of recovery.

17.	PROCEDURE FOR DEALING WITH CLAIMS

17.1	Notice of Claims

The Buyer Party must include details in any notice of a Claim against a Seller Party including:

(a)	all relevant details then known to the Buyer Party of the Claim and if applicable any other Claims of which the Buyer Party is aware which together with the Claim give rise to the applicable thresholds set out in clauses 16.4 and clause 16.5;

(b)	if applicable, all relevant details of the Third Party Claim;

(c)	to the extent known to the Buyer Party, details of the facts, matters and circumstance giving rise to the Claim, and

(d)	the nature of the Claim and the Buyer Party’s estimate of the Loss suffered,

and if the Buyer Party does not materially comply with this clause 17.1 in respect of a Claim, the Seller Party is not liable under the Claim to the extent that the non-compliance has increased the amount of the Claim or prejudiced the ability to defend against or mitigate the Claim.

17.2	Conduct of Claims

(a)	A Seller Party is, in respect of an act, matter or thing notified by the Buyer Party under clause 17.1 (Claim Notice), where that act, matter or thing relates to an

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actual or threatened Claim by a Third Party, entitled to elect by the Seller Party giving written notice to the Buyer Party within 20 Business Days of receipt of a Claim Notice to:

(i)	take over the conduct of the defence of the Third Party Claim; and

(ii)	take such actions as the Seller Party may reasonably decide about it, including the right to negotiate, defend and/or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person, provided that the Seller Party must in taking any actions or conducting any proceedings in respect of that Third Party Claim:

(iii)	act in good faith;

(iv)	afford the Buyer Party the opportunity to consult with the Seller Party on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim;

(v)	act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or action on the goodwill or reputation of the Buyer Party or the business constituted by the relevant Sale Interest; and

(vi)	indemnify, keep indemnified and hold harmless the Buyer Party against all Losses that may be incurred by the Buyer Party as a result of the Seller Party assuming conduct of that Third Party Claim.

(b)	If the Buyer Party gives the Seller Party a Claim Notice and the Seller Party does not elect to take over the control of the relevant Third Party Claim, the Buyer Party may take such actions as the Buyer Party may decide, acting reasonably, including the right to negotiate, defend and/or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person, provided that:

(i)	the Buyer Party at reasonable and regular intervals provides the Seller Party with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Third Party Claim and must not settle the Third Party Claim without the prior approval of the Seller Party which must not be unreasonably withheld or delayed;

(ii)	the Buyer Party affords the Seller Party the opportunity to consult with the Buyer Party on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(iii)	the Seller Party must render to the Buyer Party, at the Buyer Party’s expense, all such assistance as the Buyer Party may reasonably require in disputing any Third Party Claim.

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18.	BUYER PARTY WARRANTIES & INDEMNITY

18.1	Buyer Warranties

(a)	Each Buyer Party warrants to the respective Seller Party that each Buyer Warranty is true and correct and is not misleading or deceptive as at the date of this Agreement and immediately prior to Completion (unless otherwise stated in Schedule 5).

(b)	Each Buyer Warranty is a separate warranty in no way limited by any other Buyer Warranty and remains in full force and effect following Completion in accordance with its terms.

18.2	Buyer Party indemnity

Each Buyer Party indemnifies the respective Seller Party against all Loss and Claims suffered or incurred by the Seller Party as a result of a breach of this Agreement (including a breach of any Buyer Warranty) by the Buyer Party.

19.	GOODS AND SERVICES TAX AND PETROLEUM RESOURCE RENT TAX

19.1	Definitions

In this clause 19:

(a)	words used in this clause which have a particular meaning in the GST Law have the same meaning, unless the context otherwise requires; and

(b)	any reference to GST payable by, or input tax credit entitlements of, a Party includes any corresponding GST payable by, or input tax credit entitlements of, the representative member of any GST group of which that Party is a member.

19.2	Supply of a going concern

(a)	The Parties agree that the supplies of the respective Sale Interests under and in accordance with this Agreement each constitute supplies of a going concern for the purpose of the GST Law;

(b)	The Seller Parties covenant that they carry on and will continue to carry on until Completion the enterprises to which this clause 19.2 relates;

(c)	The Parties warrant that they are registered for GST under the GST Law and covenant that is will continue to be so registered as at Completion;

(d)	Notwithstanding the agreement of the Parties in clause 19.2(a), if for any reason and to any extent the supply of the Sale Interests by any Party is not accepted by the Commissioner as a GST-free supply of a going concern:

(i)	subject to clause 19.2(d)(ii), the Buyer Party must pay to the Seller Party an amount equal to the amount of the GST payable by the Buyer Party in respect of the sale within 14 days after the Commissioner confirms the Seller Party’s liability to GST in an assessment or correspondence; and

(ii)	the Buyer Party is not required to pay to the Seller Party an amount under clause 19.2(d)(i) unless and until the Seller Party issues a tax invoice.

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19.3	No GST in any payments

Unless GST is expressly included, all prices or other sums payable or consideration to be provided under this Agreement for any supply made under or in connection with this Agreement is exclusive of GST (GST Exclusive Consideration).

19.4	Addition of GST

To the extent that any supply made under or in connection with this Agreement is a taxable supply, the recipient will pay to the party who has or will make the taxable supply (Supplier), in addition to the GST Exclusive Consideration, an amount in respect of GST equal to the consideration in respect of the taxable supply multiplied by the rate of goods and services tax.

19.5	Timing of payment of GST

The recipient will pay an amount of GST under clause 19.4 to the Supplier, without any set-off, demand or deduction, at the same time and in the same manner as any GST Exclusive Consideration for a supply is required to be paid, or otherwise on demand except that such amount is not required to be paid unless and until the Supplier has issued a tax invoice.

19.6	Adjustment events

If an adjustment event to which this clause 19 applies the amount of GST under clause 19.4 paid or payable by the recipient must be recalculated, taking into account any previous adjustments under this clause 19.6 and a payment must be made by the recipient or the Supplier as the case requires and the Supplier must issue the recipient with an adjustment note as soon as practicable after becoming aware of the adjustment event.

19.7	Payment by reimbursement or indemnity

If a payment to a Party under this Agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that Party, then the payment is to be reduced by the amount of any input tax credit to which that Party is entitled in respect of that loss, cost or expense before any adjustment is made for GST pursuant to clause 19.4.

19.8	Petroleum Resource Rent Tax

The Parties acknowledge the proposal of the Australian Government to amend the PRRT Act to extend its operation to onshore Australia including the Sale Interests from 1 July 2012 in accordance with recommendations of the Policy Transition Group Report to the Australian Government dated December 2010 (“the PTG Report”) and agree as follows:

(a)	to provide any notice required by section 48(3) of the PRRT Act, or any amendment to the PRRT Act to implement the recommendations of the PTG Report having similar affect, in respect of the sale of the Sale Interests;

(b)	where:

(i)	in respect of the Magellan Sale Interest Magellan is provided with a choice under the PRRT Act, as amended to implement the recommendation of the PTG Report, on the method of determining what is referred to in the PTG Report as the starting base it must prior to making any choice consult with Santos QNT and make the choice in accordance with the reasonable request of Santos QNT; or

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(ii)	in respect of the Santos Sale Interest, the Santos Entities are provided with a choice under the PRRT Act, as amended to implement the recommendation of the PTG Report, on the method of determining what is referred to in the PTG Report as the starting base they must prior to making any choice consult with Magellan and make the choice in accordance with the reasonable request of Magellan; and

(c)	for each Seller Party to provide each Buyer Party with access to any and all information in relation to the Sale Interests which the Buyer Party reasonably considers necessary for determining its position under the PRRT Act, or any amendment to the PRRT Act to implement the recommendations of the PTG Report having similar affect, in respect of the sale of the Sale Interests.

20.	CONFIDENTIALITY

20.1	General obligation

(a)	Subject to clauses 20.1(b) and 20.2, each Party must keep confidential:

(i)	the existence and terms of this Agreement (and any draft of this Agreement); and

(ii)	all negotiations in connection with it and the transactions contemplated by it,

and must ensure that their respective Personnel do likewise for a period of 3 years following the Completion Date or termination of this Agreement.

(b)	A Party may disclose information:

(i)	to any Related Body Corporate of a Party or any officer or employee of it or any Related Body Corporate;

(ii)	on a confidential basis to its, and Related Bodies Corporate and advisers (including bankers, and auditors);

(iii)	on a confidential basis to a person whose consent is needed in connection with this Agreement only to the extent that the consenting person needs to know the information in order to decide whether to consent;

(iv)	if that information is in the public domain (other than because the Party has disclosed it);

(v)	with the consent of each other Party;

(vi)	in connection with legal or other proceedings relating to this Agreement; or

(vii)	to the extent required by any applicable laws or by an authority such as a Governmental Agency, court, tribunal or stock exchange (on which the shares of a Party or its Related Body Corporate are listed for quotation),

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(viii)	on a confidential basis to any bank or financial institution or investor from whom a Party is bona fide seeking or obtaining finance or who is intending to invest in a Party, and its legal and financial advisers; and

(ix)	in any report, prospectus or other instrument issued by a Party or a Related Body Corporate of a Party as required by law.

20.2	Agreement on press announcements

(a)	No Party will make any public or press announcement or statement concerning this Agreement or Completion without the prior written approval of the other parties, other than any disclosure which is required to be made by any applicable laws or by an authority such as a Governmental Agency, court, tribunal or stock exchange (on which the shares of a Party or its Related Body Corporate are listed for quotation) and in respect of such required disclosure the Party making such disclosure must, to the extent permitted by such law or rules of the stock exchange, give prior notice to and consult with the other Parties as to the timing and form of the disclosure.

(b)	The Parties must in good faith agree at or before Completion on the form of any press announcement or public statement that they will each make concerning this Agreement provided that it will be unreasonable to withhold such agreement with respect to any disclosure which is required to be made by any applicable laws or by an authority such as a Governmental Agency, court, tribunal or stock exchange (on which the shares of a Party or its Related Body Corporate are listed for quotation).

20.3	Continuing obligation

This clause 20 continues to bind the parties after Completion and after the parties’ other obligations under this Agreement terminate.

20.4	Confidentiality obligations of each Seller Party

Subject to disclosure in accordance with clauses 20.1(b)(i), 20.1(b)(ii), 20.1(b)(vii),20.1(b)(ix) and 20.2, following Completion, each Seller Party must and must ensure that their Personnel keep confidential, do not disclose to any person, and do not use any confidential information relating to the relevant Sale Interests.

21.	REPRESENTATIVES

21.1	Santos Entities

The Parties agree that any decision to be made or action to be performed or taken by the Santos Entities including the provision of consent and notice under this Agreement may be given by the Santos Representative for and on behalf of the Santos Entities and Magellan and the Santos Entities must rely on the decisions or actions of the Santos Representative as if they had been given by the Santos Entities themselves.

21.2	Magellan

The Parties agree that any decision to be made or action to be performed or taken by Magellan including the provision of consent and notice under this Agreement may be given by the Magellan Representative for and on behalf of Magellan and the Santos Entities and Magellan must rely on the decisions or actions of the Magellan Representative as if they had been given by Magellan themselves.

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22.	CONTINUING OBLIGATIONS

22.1	No Merger

The Seller Warranties, Buyer Warranties, undertakings and indemnities in this Agreement will not merge on Completion.

22.2	Survival

The provisions of clauses 20 and 23 of this Agreement survive the expiry or termination of this Agreement. Any other term by its nature intended to survive termination of this Agreement survives termination of this Agreement.

23.	GENERAL

23.1	Notices

(a)	A Notice under this Agreement must be in writing and signed by or on behalf of the sender addressed to the recipient and:

(i)	delivered by personal service;

(ii)	sent by pre-paid mail; or

(iii)	transmitted by facsimile or e-mail,

to the recipient’s address set out in this Agreement.

(b)	A Notice given to a person in accordance with this clause is treated as having been given and received:

(i)	if delivered in person, on the day of delivery;

(ii)	if sent by pre-paid mail within Australia, on the third Business Day after posting; and

(iii)	if sent by pre-paid airmail to an address outside Australia or from outside Australia, on the fifth Business Day (at the address to which it is posted) after posting;

(iv)	if transmitted by facsimile and a correct and complete transmission report is received on the day of transmission, on that day; and

(v)	if transmitted by email, on the day of transmission, provided that the sender does not receive an automated notice generated by the sender’s or the recipient’s email server that the email was not delivered.

(c)	A Party may change its address for service by giving Notice of that change to each other Party.

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(d)	The provisions of this clause 23.1 are in addition to any other mode of service permitted by law.

(e)	If a Notice is sent by any method other than pre-paid mail, and that Notice is received:

(i)	on a day which is not a Business Day; or

(ii)	after 5pm on a Business Day,

that Notice is deemed to be received at 9am on the next Business Day.

(f)	A Notice sent or delivered in a manner provided by clause 23.1 must be treated as validly given to and received by the Party to which it is addressed even if the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent.

(g)	If the Party to which a Notice is intended to be given consists of more than 1 person then the Notice must be treated as given to that Party if given to any of those persons.

23.2 Santos Entities address

The address for service, facsimile number and electronic mail address for the Santos Entities is:

Name : Santos Limited

Attention : Manager Commercial – Mike Flynn

Address : 60 Flinders Street, Adelaide, SA, 5000

Facsimile no : +61 (08) 8116 5287

Email address : Mike.Flynn@santos.com

23.3 Magellan’s address

The address for service, facsimile number and electronic mail address for Magellan is:

Name : Magellan Petroleum (N.T.) Pty Ltd

Attention : Company Secretary

Address : Level 10, 145 Eagle Street, Brisbane, Queensland, 4000

Facsimile no : +61 7 3224 1699

Email address : BMcInnes@magpet.com.au

23.4 Duty

(a)	Despite any other provision of this Agreement, each Buyer Party must, in respect of the Sale Interests which they are to acquire in accordance with this Agreement, pay all Duty and other government imposts payable on or in connection with this Agreement and any transaction contemplated by this Agreement, and all instruments of transfer and other documents or instruments executed under or in connection with this Agreement or any transaction contemplated by this Agreement in relation to that Sale Interest, when due.

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(b)	Each Buyer Party indemnifies the relevant Seller Party against all liability arising from any failure by the Buyer Party to comply with its obligations under clause 23.4(a).

23.5 Costs

Except as expressly stated otherwise in this Agreement, each Party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Agreement.

23.6 Governing law and jurisdiction

(a)	This Agreement is governed by and is to be construed in accordance with the laws applicable in South Australia.

(b)	Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the South Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

23.7 Severability

(a)	Subject to clause 23.7(b), if a provision of this Agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this Agreement.

(b)	Clause 23.7(a) does not apply if severing the provision:

(i)	materially alters the:

(A)	scope and nature of this Agreement; or

(B)	the relative commercial or financial positions of the parties; or

(ii)	would be contrary to public policy.

23.8 Further assurance

Each	Party must promptly do whatever any other Party reasonably requires of it to give effect to this Agreement.

23.9 Rights, powers and remedies

(a)	Except as expressly stated otherwise in this Agreement, the rights of a Party under this Agreement are cumulative and are in addition to any other rights of that Party.

(b)	A Party’s failure or delay to exercise a right, power or remedy does not operate as a waiver of that right, power or remedy.

(c)	A single or partial exercise or waiver by a Party of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

Sale Agreement

(d)	Except as expressly stated otherwise in this Agreement, a Party may exercise a right, power or remedy (including giving or withholding its approval or consent) entirely at its discretion (including by imposing conditions).

(e)	In exercising, or deciding not to exercise, a right, power or remedy, a Party is not required to take into account any adverse effect on another Party.

(f)	Waiver of a right, power or remedy is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

23.10 Amendment

This Agreement may only be varied or replaced by a document executed by the parties.

23.11 Assignment

(a)	A Party must not:

(i)	assign;

(ii)	create or allow to exist any third party interest over; or

(iii)	or deal with,

any right under this Agreement without the prior written consent of the other parties.

(b)	Any purported dealing in breach of clause 23.11(a) is ineffective.

23.12 Counterparts

This Agreement may consist of a number of counterparts and, if so, the counterparts taken together constitute one Agreement.

23.13 Entire understanding

(a)	This Agreement and the Gas Sale Agreement contains the entire understanding between the parties as to the subject matter of this Agreement.

(b)	To the extent of any inconsistency between the terms of this Agreement and the terms of the Gas Sale Agreement the terms of this Agreement shall apply.

(c)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this Agreement are merged in and superseded by this Agreement and are of no effect. No Party is liable to any other in respect of those matters.

(c)	No oral explanation or information provided by any Party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

Sale Agreement

23.14 Execution by attorney

Where this Agreement is executed by an attorney, that attorney, by executing, declares that it has no notice of revocation, termination or suspension of the power of attorney under which it executes this Agreement.

23.15 Time of the Essence

(a)	Time is of the essence of this Agreement.

(b)	If the parties agree to vary a time requirement (including in this Agreement), the time requirement so varied is of the essence of this Agreement.

(c)	An agreement to vary a time requirement set out in this Agreement must be in writing.

Sale Agreement

Schedule 1

Sale Interests

1. SANTOS ENTITIES

	Santos Ltd		Santos QNT
	Sale Interest	Respective Proportion	Sale Interest	Respective Proportion
Palm Valley Interests	13.623%	29.4%	34.354%	71.6%
Dingo Interests	30.4288%	46.3%	35.2347%	53.7%

2. BASE PURCHASE PRICE

2.1 Magellan Sale Interests

Interest	Value
Mereenie Operating Interests	AU$	27,500,000
Mereenie Pipeline Interests	AU$	500,000

2.2 Santos Sale Interests

Interest	Value
Palm Valley Interests	AU$	2,900,000
Dingo Interests	AU$	100,000

Sale Agreement

Schedule 2

Working Interests

1.	MEREENIE OPERATING JOINT VENTURE

A ‘Working Interest’ in the Mereenie Operating Joint Venture consists of the following interests, entitlements, rights, obligations and liabilities (including ownership of all Records and Plant and Equipment):

1.1	Permits

(a)	Petroleum Lease No 4 dated 18 November 1981 and renewed on 6 November 2002 (as administered under the Petroleum (Prospecting & Mining) Act 1981 (NT), as continued in force by the Petroleum Act)

(b)	Petroleum Lease No 5 dated 18 November 1981 and renewed on 2 November 2002 (as administered under the Petroleum (Prospecting & Mining) Act 1981 (NT), as continued in force by the Petroleum Act)

1.2	Property Interests

Brewer Estate Land CT 747 Folio 827 NT Portion 5823 (Brewer Estate Land)

1.3	Joint Venture Contracts

(a)	Mereenie Operating Agreement between Magellan Petroleum (NT) Pty Ltd, United Oil & Gas Co (NT) Pty Ltd, Canso Resources Limited, Oilmin (NT) Pty Ltd, Krewliff Investments Pty Ltd, Transoil (NT) Pty Ltd, Farmout Drillers NL, and International Oil Proprietary dated 27 April 1984

(b)	Joint Marketing Agreement between Magellan Petroleum (NT) Pty Ltd, Santos QNT Pty Limited and Santos Limited dated 25 March 2010

(c)	Transportation Agreement between Magellan Petroleum (NT) Pty Ltd, United Oil & Gas Co (NT) Pty Ltd, Canso Resources Limited, Farmout Drillers NL, Moonie Oil NL, Transoil NL, and International Oil dated 25 June 1985

(d)	Crude Oil Sales and Purchase Agreement (Port Bonython, SA) between Magellan Petroleum (NT) Pty Ltd, Santos Limited, Santos QNT Pty Ltd and the Buyers dated 27 August 2010

(e)	Central Land Council Agreement between Magellan Petroleum (NT) Pty Ltd, United Oil & Gas Co (NT) Pty Ltd, Moonie Oil NL, Petromin Pty Ltd, Canso Resources Pty Ltd, Transoil (NT) Pty Ltd, Farmout Drillers NL, Santos Exploration Pty Ltd and Central Land Council dated 28 February 2003

1.4	Royalty Obligations

(a)	Deed of Overriding Royalty between Magellan Petroleum (NT) Pty Ltd, Mildred M. Hembdt and Ethel A. Hembdt dated 28 December 1961

(b)	Royalty Agreement PL4 between United Oil & Gas Co (NT) Pty Ltd, Oilmin (NT) Pty Ltd, Krewliff Investments Pty Ltd, Transoil (NT) Pty Ltd, Farmout Drillers NL, Oilmin NL, Canso Resources Limited, Petromin NL and the Minister of Mines and Energy dated 27 April 1984

Sale Agreement

(c)	Royalty Agreement PL5 between Magellan Petroleum (NT) Pty Ltd, Oilmin (NT) Pty Ltd, Krewliff Investments Pty Ltd, Transoil (NT) Pty Ltd, Farmout Drillers NL, Oilmin NL, Canso Resources Limited and Petromin NL and the Minister of Mines and Energy dated 27 April 1984

1.5	Plant and Equipment

A legal and beneficial interest or, where held by the Operator of the Mereenie Operating Joint Venture on trust for the Mereenie Operating Joint Venture, a beneficial interest, in the Plant and Equipment of the Mereenie Operating Joint Venture for the production, gathering, treatment and export of crude oil, condensate and natural gas produced at the Mereenie oil and gas field and including the following:

(a)	permanent wellhead facilities for 51 producing and suspended wells;

(b)	a Central Treatment Plant (CTPM) and Eastern Satellite Station (ESS) processing plant;

(c)	flowlines and associated compression between the wellhead sites and the CTPM and ESS;

(d)	separation, gas dehydration, compression, refrigeration, condensate stabiliser and dew point control facilities at the CTPM and ESS;

(e)	water treatment and evaporation ponds at the CTPM and ESS;

(f)	oil and gas export pipelines;

(g)	liquids storage and truck loading facilities at the CTPM, ESS and at the Brewer Estate facility at the Brewer Estate Land;

(h)	artificial lift and gas reinjection facilities;

(i)	associated civil works, power generation, water bores, camp, workshops, vehicles and an air strip; and

(j)	liquids storage and truck loading facilities at the Brewer Estate Land.

2.	MEREENIE PIPELINE JOINT VENTURE

A ‘Working Interest’ in the Mereenie Pipeline Joint Venture which consists of a proportionate interest in the following interests, entitlements, rights, obligations and liabilities (including ownership of all Records and Plant and Equipment):

2.1	Permits

Pipeline Licence No 2 dated 22 May 1985 and renewed on 15 June 2006 (as administered under the Energy Pipelines Act (NT))

2.2	Property Interests

(a)	Registered Lease Central Land Council between Uruna, Ntaria, Roulpmaulpma, Hassts Bluff and Ltalaltuma Aboriginal Land Trusts at the direction of the Central

Sale Agreement

Land Council and Magellan Petroleum (N.T.) Pty ltd, United Oil & Gas Co (N.T.) Pty Ltd, Canso Resources Ltd, Oilmin NL, Petrmin Pty Ltd, Transoil Pty Ltd, Farmout Drillers Pty Ltd and International Oil Proprietary dated 3 June 1985 being [registered Lease No. 163476]

(b)	Tnorala Sublease between Magellan Petroleum (NT) Pty Ltd, Santos QNT Pty Ltd, Santos Limited and the Conservation Land Corporation dated 22 May 2008 being registered Lease No. 750620

(c)	Tnorala Energy Supply Easement CT 757 Folio 214 NT Portion 937 dated 15 September 2008 being registered Easement No. 750541

2.3	Joint Venture Contracts

(a)	Pipeline Construction Joint Venture Agreement between Magellan Petroleum (NT) Pty Ltd, United Oil & Gas Co (NT) Pty Ltd, Canso Resources Limited, Moonie Oil NL, Petromin NL, Transoil (NT) Pty Ltd, Farmout Drillers NL and International Oil Proprietary dated 26 June 1985

(b)	Transportation Agreement between Magellan Petroleum (NT) Pty Ltd, United Oil & Gas Co (NT) Pty Ltd, Canso Resources Limited, Farmout Drillers NL, Moonie Oil NL, Transoil NL and International Oil dated 15 September 1986

(c)	Pipeline Operating and Maintenance Agreement between Farmout Drillers NL and Moonie Oil NL dated 26 June 1985

2.4	Royalty Obligations

Nil

2.5	Plant and Equipment

A legal and beneficial interest or, where held by the Operator of the Mereenie Pipeline Joint Venture on trust for the Mereenie Pipeline Joint Venture, a beneficial interest, in the Plant and Equipment of the Mereenie Pipeline Joint Venture for the transport of crude oil including the 270 kilometre 200 mm diameter pipeline from the CTPM to the Brewer Estate Land.

3.	PALM VALLEY JOINT VENTURE

A ‘Working Interest’ in the Palm Valley Joint Venture consists of the following interests, entitlements, rights, obligations and liabilities (including ownership of all Records and Plant and Equipment):

3.1	Permits

Petroleum Lease No 3 dated 9 November 1982 and renewed on 6 November 2003 (as administered under the Petroleum (Prospecting & Mining) Act 1981 (NT), as continued in force by the Petroleum Act)

3.2	Property Interests

Nil

Sale Agreement

3.3	Joint Venture Contracts

(a)	Palm Valley Operating Agreement between Magellan Petroleum (NT) Pty Ltd, CD Resources Pty Ltd, Farmout Drillers NL, Canso Resources Limited, International Oil Proprietary, Pancontinental Petroleum Limited, IEDC Australia Pty Limited, and Amadeus Oil NL dated 2 April 1985

(b)	Joint Marketing Agreement between Magellan Petroleum (NT) Pty Ltd, Santos QNT Pty Limited and Santos Limited dated 25 March 2010

(c)	Gas Purchase Agreement between Magellan Petroleum (NT) Pty Ltd, CD Resources Pty Ltd, Farmout Drillers NL, Canso Resources Limited, International Oil Proprietary, Pancontinental Petroleum Limited, IEDC Australia Pty Limited, Southern Alloys Venture Pty Limited, Amadeus Oil NL and Gasgo Pty Limited dated 28 June 1985

(d)	Central Land Council Agreement between Magellan Petroleum (NT) Pty Ltd, Santos Ltd, Farmout Drillers Pty Ltd, Canso Resources Pty Ltd, Santos Exploration Pty Ltd and Central Land Council

3.4	Royalty Obligations

(a)	Deed of Overriding Royalty between Magellan Petroleum (NT) Pty Ltd and Jarl Pty Ltd dated 25 September 1964

(b)	Deed of Overriding Royalty between Magellan Petroleum Corporation, Mildred M. Hembdt and Ethel A. Hembdt dated 28 December 1961

(c)	Royalty Agreement PL3 between Magellan Petroleum (NT) Pty Ltd, Canso Resources Limited, Farmout Drillers NL, C.D. Resources Pty Ltd, Ampolex (PPL) Pty Limited, Santos Limited, Southern Alloys Venture Pty Limited, International Oil Pty Ltd and the Minister of Mines and Energy dated 12 February 1991

3.5	Plant and Equipment

A legal and beneficial interest or, where held by the Operator of the Palm Valley Joint Venture on trust for the Palm Valley Joint Venture, a beneficial interest, in the Plant and Equipment of the Palm Valley Joint Venture for the production, gathering, treatment and export of natural gas produced at the Palm Valley gas field and including the following:

(a)	permanent wellhead facilities for 9 producing and suspended wells;

(b)	a Central Treatment Plant (CTPPV);

(c)	flowlines between the wellhead sites and the CTPPV;

(d)	compression, separation and gas dehydration at the CTPPV;

(e)	produced water treatment and reinjection facilities and evaporation pond;

(f)	gas export pipeline and metering; and

(g)	associated civil works, power generation, camp, vehicles and workshops.

Sale Agreement

4.	DINGO JOINT VENTURE

A Working Interest in the Dingo Joint Venture consists of the following interests, entitlements, rights, obligations and liabilities (including ownership of all Records and Plant and Equipment):

4.1	Permits

Retention Licence No 2 dated 5 May 1992 and renewed on 27 October 2008, 17 February 2004 and 4 February 2009 (as administered under the Petroleum Act)

4.2	Property Interests

Nil

4.3	Joint Venture Contracts

(a)	Amadeus Operating Agreement between Magellan Petroleum (NT) Pty Ltd, United Oil & Gas Co (NT) Pty Ltd, Canso Resources Limited, Moonie Oil NL, Transoil NL, Petromin NL, Farmout Drillers NL, CD Resources Pty Ltd, Canada Southern Petroleum Ltd, International Oil Proprietary, Noraust Investments Limited, Pancontinental Petroleum Ltd, Kufpec Australia Pty Ltd, Amadeus Oil NL and Orca Petroleum NL dated 20 November 1986

(b)	Sole Risk Agreement between Magellan Petroleum (NT) Pty Ltd, Canso Resources Limited, CD Resources Pty Ltd, Pancontinental Petroleum Ltd, IEDC Australia Pty Limited, Amadeus Oil NL, International Oil Proprietary, Farmout Drillers NL, Apollo International Minerals NL, Orca Petroleum NL, Transoil NL, Oilmin NL and Petromin NL dated 11 April 1985

4.4	Royalty Obligations

(a)	Deed of Overriding Royalty between Magellan Petroleum (NT) Pty Ltd and Jarl Pty Ltd dated 25 September 1964

(b)	Deed of Overriding Royalty between Magellan Petroleum Corporation, Mildred M. Hembdt and Ethel A. Hembdt dated 28 December 1961

4.5	Plant and Equipment

A legal and beneficial interest or, where held by the Operator of the Dingo Joint Venture on trust for the Dingo Joint Venture, a beneficial interest, in the Plant and Equipment of the Dingo Joint Venture for the exploration for gas and including the permanent wellhead facilities for 2 suspended wells.

Sale Agreement

Schedule 3

Conditions

No	Condition	Responsibility for satisfaction	For the benefit of
1.

Dealings Approval

The transfer of the Sale Interests and any related transfers or dealings effected or contemplated by this Agreement have been Approved and such Governmental Agency has confirmed that, subject only to payment of the relevant registration fee, those transfer and dealings will be Registered.

		Santos Entities & Magellan	Santos Entities & Magellan

2.

Transfer of Sale Interests

Obtaining the:

(a)    consents of third parties where required (or the expiry of the period for consents without objection) under each of the Joint Venture Contracts except those set out in item 1.3(f) and item 3.3(d) of Schedule 2 and Royalty Obligations to the assignment by the Seller Party of the rights and the covenant by the Buyer Party to perform the obligations of the Seller Party in accordance with this Agreement; and

(b)    agreement and execution of the Transfer Documents by third parties in respect of the Permits, Royalty Obligations and Joint Venture Contracts, except those set out in item 1.3(f) and item 3.3(d) of Schedule 2.

		Santos Entities & Magellan	Santos Entities & Magellan

3.

Gas Sales Agreement

Execution of a gas sales agreement between Magellan and the Santos Entities for the supply by Magellan to the Santos Entities of gas from the Palm Valley Joint Venture on the terms and conditions set out in the Heads of Agreement between the Santos Entities and Magellan dated 21 July 2011 and such other terms agreed between the parties (Gas Sales Agreement).

		Santos Entities & Magellan	Santos Entities & Magellan

4.

FIRB

The Treasurer of the Commonwealth of Australia either:

(i)     ceases to be empowered to make an order under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the proposed acquisition by Magellan of the Santos Sales Interest; or

(ii)    gives written advice of a decision by or on behalf of the Treasurer stating unconditionally or on the basis of conditions which are reasonably acceptable to Magellan that there is no objection to the proposed acquisition by Magellan of the Santos Sales Interest

		Magellan	Magellan

Sale Agreement

Schedule 4

Completion Steps

1.	MAGELLAN COMPLETION OBLIGATIONS

At Completion, Magellan must:

(a)	as a Seller Party, deliver to Santos QNT:

(i)	(Transfer Documents) the Magellan Transfer Documents executed by each party other than the Santos Entities;

(ii)	(Records) any Records with respect to the Magellan Sale Interests; and

(iii)	(Release) a full release of the cross guarantees provided by the Santos Entities to Magellan as the holder of the Magellan Sale Interests and the Santos Sale Interests (including charges registered with ASIC with numbers 1150108, 1150109, 1150110, 1150111, 1150112 and244640) together with ASIC Forms 312 (or any other form of document required by law to perfect such discharge and release) completed and signed on behalf of the holder(s) of the charges by a person authorised in writing by Magellan to do so; and

(b)	take all action required to give effect to the resignation of Santos as the Operator of the Dingo Joint Venture with effect from the Completion Date.

2.	SANTOS ENTITIES COMPLETION OBLIGATIONS

At Completion:

(a)	Santos QNT as a Buyer Party must pay the Completion Payment to Magellan in Immediately Available Funds;

(b)	Each of the Santos Entities, as a Seller Party, must deliver to Magellan:

(i)	(Transfer Documents) the Santos Transfer Documents executed by each party other than Magellan;

(ii)	(Records) the Records with respect to the Santos Sale Interests; and

(iii)	(Release) a full release of the cross guarantees provided by Magellan to the Santos Entities as the holders of the Santos Sale Interests and the Magellan Sale Interests (including charges registered with ASIC with numbers 264487, 502727, 958132 and 1154964) together with ASIC Forms 312 (or any other form of document required by law to perfect such discharge and release) completed and signed on behalf of the holder(s) of the charges by a person authorised in writing by the relevant Santos Entity to do so; and

(c)	Santos Ltd must resign as the Operator of the Dingo Joint Venture and transfer all responsibilities as Operator in accordance with the terms of the Dingo Joint venture and take all action required to give effect to that resignation with effect from the Completion Date.

Sale Agreement

Schedule 5

Warranties

1.	ALL PARTIES

(a)	The Party is duly incorporated and validly exists under the law of its place of incorporation.

(b)	The Party has full corporate power and authority to enter into this Agreement and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement, and to own its property and carry on its business.

(c)	The entry into and performance of this Agreement has been properly authorised by all necessary corporate action of the Party.

(d)	This Agreement constitutes a valid and binding obligation of the Party enforceable against the Party in accordance with its terms, except that:

(i)	its enforcement is subject to any necessary stamping or registration;

(ii)	its enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

(iii)	its enforceability is subject to the principles of equity (regardless of whether its enforcement is considered in a proceeding in equity or at law), including:

(A)	the possible unavailability of specific performance, injunctive relief or any other equitable remedy; and

(B)	concepts of materiality, reasonableness, good faith and fair dealing.

(e)	The Party is not:

(i)	wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(ii)	the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Party;

(iii)	a party to a composition or arrangement with any of its creditors;

(iv)	the recipient of a demand under section 459E of the Corporations Act or any corresponding or analogous provision governing the Party in a jurisdiction outside Australia;

(v)	in receivership and none of its assets are in the possession of or under the control of a mortgagee or chargee;

Sale Agreement

(vi)	subject to administration under Part 5.3 of the Corporations Act or any corresponding or analogous provision governing the Party in a jurisdiction outside Australia; or

(vii)	insolvent (as defined in section 95A of the Corporations Act).

(f)	No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse affect on the ability of the Party to perform its obligations under this Agreement.

(g)	The Party is not entering into this Agreement as trustee of any trust or settlement.

2.	SELLER PARTY

(a)	The Seller Party is the registered holder and beneficial owner of the relevant Sale Interests.

(b)	The Sale Interests relevant to the Seller Party are free from Encumbrances other than those set out in the relevant Joint Venture Contracts, Permits, Property Interests and Royalty Obligations.

(c)	No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse affect on the Sale Interests relevant to the Seller Party.

Sale Agreement

Schedule 6

Bonus Amount

1.	BONUS

Subject to item 2, the Bonus Amount payable in respect of any Threshold Level will be as determined from the table below.

Threshold Level (90 Day Average Net Sales in BOE per Day)	Bonus Amount (AU$ million)
Less than 2,500	Nil
Greater than or equal to 2,500	5.00
Greater than or equal to 2,750	0.25
Greater than or equal to 3,000	0.25
Greater than or equal to 3,250	0.25
Greater than or equal to 3,500	0.25
Greater than or equal to 3,750	0.25
Greater than or equal to 4,000	0.25
Greater than or equal to 4,250	0.25
Greater than or equal to 4,500	0.25
Greater than or equal to 4,750	0.25
Greater than or equal to 5,000	0.25
Greater than or equal to 10,000	10.00

2.	CLAUSE 9 OF GAS SALES AGREEMENT

(a)	Subject to (b), where the ‘Commencement Date’ of the Gas Sales Agreement does not occur on or prior to 15 April 2012 and Magellan receives from the Santos Entities a payment of a Deemed Quantity Amount in accordance with clause 9 of the Gas Sales Agreement:

(i)	the Bonus Amount specified in item 2.1 of this Schedule for a Threshold Level of ‘Greater than or equal to 2,500’ will be AU$2,000,000 rather than AU$5,000,000 (the Bonus Adjustment); and

(ii)	the Bonus Amount specified in item 2.1 of this Schedule for a Threshold Level of ‘Greater than or equal to 5,000’ will be AU$1,250,000 rather than AU$250,000 (the Amended Bonus).

Sale Agreement

To the extent that the ‘Commencement Date’ of the Gas Sales Agreement occurs after 15 April 2012 but prior to 31 December 2012, then the increment of the Bonus Adjustment and the Amended Bonus will be pro-rated in accordance with the following formula:

ND

366

ND = the total number of days in the period commencing on 1 January 2012 and ending on the Day immediately prior to the Commencement Date of the Gas Sales Agreement.

3.	EXAMPLE

Note	the example calculation provided below assumes item 2 of this Schedule does not apply.

3.1	First Royalty Report

The delivery of the first Royalty Report identified a 90 Day Average Net Sales varying between 500 and 3,200.

On the Bonus Payment Date following delivery of that Royalty Report, the Santos Entities must make a payment a total payment of AU$5,500,000 consisting of:

(a)	AU$5,000,000 as the Threshold Level ‘Greater than or equal to 2,500’ has been achieved; plus

(b)	AU$250,000 as the Threshold Level ‘Greater than or equal to 2,750’ has been achieved; plus

(c)	AU$250,000 as the Threshold Level ‘Greater than or equal to 3,000’ has been achieved.

3.2	Following Two Royalty Reports

The delivery of the next two Royalty Reports identified a 90 Day Average Net Sales of less than 2,000.

No Bonus Amount is payable.

3.3	Following Three Royalty Reports

The delivery of the next two Royalty Reports identified a 90 Day Average Net Sales varying between 2,500 and 3,200.

No Bonus Amount is payable as the Bonus Amount has already been paid in respect of the ‘Greater than or equal to 2,500’ Threshold Level, the ‘Greater than or equal to 2,750’ Threshold Level and the ‘Greater than or equal to 3,000’ Threshold Level.

Sale Agreement

3.4	Seventh Royalty Report

The delivery of the seventh Royalty Report identified a 90 Day Average Net Sales varying between 500 and 3,300.

On the Bonus Payment Date following delivery of that Royalty Report, the Santos Entities must make a payment of AU$250,000 as the ‘Greater than or equal to 3,250’ Threshold Level has been achieved.

3.5	Remaining Royalty Reports

The delivery of the remaining Royalty Reports identified a 90 Day Average Net Sales of less than 3,500. No further Bonus Amounts are payable.

Sale Agreement

Schedule 7

Adjustment Statement

1.	MAGELLAN SALE INTERESTS

Working Capital in respect of the Magellan Sale Interests as at the Calculation Date

(Note: an excess of assets over liabilities is a positive amount and a deficiency is a negative amount)

Plus cash calls paid by Magellan under the Joint Venture Agreements in respect of the Magellan Sale Interests after the Calculation Time

Less revenue earned in respect of the Magellan Sale Interests after the Calculation Time received by Magellan

= Magellan Sale Interests Adjustment Amount

2.	SANTOS SALE INTERESTS

Working Capital in respect of the Santos Sale Interests as at the Calculation Date

(Note: an excess of assets over liabilities is a positive amount and a deficiency is a negative amount)

Plus cash calls paid by Santos under the Joint Venture Agreements in respect of the Santos Sale Interests after the Calculation Time

Less revenue earned in respect of the Santos Sale Interests after the Calculation Time received by Seller

= Santos Sale Interests Adjustment Amount

Sale Agreement

EXECUTED as an agreement

EXECUTED by SANTOS LIMITED

ACN 007 550 923

in accordance with Section 127 of the

Corporations Act 2001:

/s/ James L. Baulderstone	/s/ Ben Hughes
Signature of Authorised Representative	Signature of Witness

James L. Baulderstone	Ben Hughes
Signature of Authorised Representative	Signature of Witness

EXECUTED by SANTOS QNT PTY LTD

ACN 083 077 196

in accordance with Section 127 of the

Corporations Act 2001:

/s/ James L. Baulderstone	/s/ Ben Hughes
Signature of Authorised Representative	Signature of Witness

James L. Baulderstone	Ben Hughes
Name of Authorised Representative (block letters)	Name of Witness (block letters)

EXECUTED by MAGELLAN PETROLEUM (NT) PTY LTD

ACN 009 718 183

in accordance with Section 127 of the

Corporations Act 2001:

/s/ Mervyn Victor Cowie	/s/ Joseph Patrick Morfea
Director	Director

Mervyn Victor Cowie	Joseph Patrick Morfea
Name of Director (BLOCK LETTERS)	Name of Director (BLOCK LETTERS)

Sale Agreement

Annexure A – Joint Venture Contracts Pro-Forma Transfer

Annexure B – Permits Pro-Forma Transfer

Annexure C – Property Interests – Pro Forma Transfer\

Annexure D – Royalty Obligations Pro-Forma Transfer

Note: Pursuant to Item 601(b)(2) of Regulation S-K, the registrant has omitted Annexures A-D. The registrant will furnish supplementally to the Securities and Exchange Commission such annexures, upon request.

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